Exhibit 10.1

***Text Omitted and Filed Separately with
the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2***

LICENSE AGREEMENT
This LICENSE AGREEMENT ("Agreement") is entered into as of April 28th, 2016 (the "Effective Date") by and between:
Bayer AS ("Bayer"), a company organized under the Laws of Norway, whose registered office is situated at Drammensveien 288, 0283 Oslo, Norway (business no. 911268647),
and
PSMA Development Company LLC ("Licensor"), a limited liability company organized under the Laws of the State of Delaware, United States of America, whose office is situated at 777 Old Saw Mill River Road, Tarrytown, New York 10591, USA, (business no. 13-4079757).
Bayer and Licensor shall also each individually be referred to herein as a "Party", and shall be referred to collectively as the "Parties".

RECITALS
WHEREAS, Bayer, together with its Affiliates, is engaged in the development, commercialization and manufacture of pharmaceutical products;
WHEREAS, Licensor owns or has licensed in certain patent rights, know-how and other intellectual property relating to anti-human PSMA antibodies;
WHEREAS, Bayer desires to obtain from Licensor, and Licensor is willing to grant to Bayer, an exclusive license to Develop, Commercialize and Manufacture the Licensed Product (as hereinafter defined) in the Field in the Territory, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the recitals above and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
SECTION 1
 DEFINITIONS
For purposes of this Agreement, the terms defined in this section and used in this Agreement with a capital initial letter shall have the respective meanings set forth below.
1.1	"Abgenix" means Amgen Inc. (as successor in interest to Abgenix, Inc., a Delaware corporation) and its successors and assigns.
1.2
"Abgenix Agreement" means the Collaboration Agreement dated February 21, 2001 entered into by and between Abgenix, Inc. and Licensor, a copy of which is attached as Exhibit 1.2, as amended and/or restated from time to time subject to Section 14.1.1(vi).

1.3	"Abgenix Patents" has the meaning given to the term "ABX Patent Rights" in the Abgenix Agreement.
1.4	"Agreement" has the meaning set forth in the introductory paragraphs of this Agreement.
1.5
"Affiliate" means any business entity controlled by, controlling or under common control with a Party. For the purpose of this definition, a business entity shall be deemed to "control" another business entity if it:

(i)
owns directly or indirectly more than fifty percent (50%) of the outstanding voting securities, capital stock or other comparable equity or ownership interest of such business entity having the power to vote on or direct the affairs of such business entity, as applicable (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or

(ii)
possesses, directly or indirectly, the power to direct or cause the direction of the policies and management of such business entity, as applicable, whether by the ownership of stock, by contract or otherwise.

1.6	"Alliance Manager" has the meaning set forth in Section 3.1 below.
1.7
"Antibody/ies" means any and all anti-human antibodies directed against the Target that are owned or Controlled by Licensor at the Effective Date or coming within its ownership or Control during the term of this Agreement, including but not limited to [***]. [[***] Items so indicated hereinbelow are redacted and filed separately with the Securities and Exchange Commission, under Confidential Treatment Request.]

1.8
"Anti-Corruption Laws" means the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act, and any other Laws of a similar nature for the prevention of fraud, corruption, racketeering, money laundering and terrorism, in each case as they may be amended from time to time.

1.9	"Bayer" has the meaning set forth in the introductory paragraphs of this Agreement.
1.10	"Bayer Indemnified Parties" has the meaning set forth in Section 15.2 below.
1.11	"Bayer Marks" means any proprietary Bayer name, logotype, trade dress or product marks (including the name "Bayer" and the "Bayer Cross"), excluding the Product Marks.
1.12	"Bayer Party" means Bayer, its Sublicensee(s) and any of Bayer's or its Sublicensee's(s') Affiliates and any Third Party appointed as a co-promoter, distributor or co-marketer pursuant to Section 2.4.

1.13
"Biosimilar" means, with respect to a Licensed Product being sold in any country, a product (other than an authorized biosimilar) that contains the same or a derivative of the active pharmaceutical ingredient as such Licensed Product, regardless of the dosage and formulation of such product, and has received Marketing Authorization from the Regulatory Authority in such country by reference to a Bayer Party's Marketing Authorization for such Product in such country based on a demonstration of bio-equivalence or similarity to a Licensed Product.

1.14
"BLA" means, with respect to a Licensed Product, a filing serving to apply for Marketing Authorization including, in the United States, a Biologics License Application (as filed under 21 CFR 601.2 and regulated under 21 CFR 600-680 promulgated by the FDA), in the European Union, a Marketing Authorization Application (MAA), or, in any other jurisdiction, a comparable filing, and, in each case, any amendments and supplements thereto.

1.15
"Business Day" means a day other than a Saturday, Sunday or any day on which commercial banks located in The City of New York, Berlin, Leverkusen or Oslo are authorized or obligated by law to be closed.

1.16
"cGCP" means regulations and published guidelines related to current good clinical practices that relate to the conduct of clinical studies in humans including the regulations set forth in 21 CFR 50, 54, 56, 312 and 314 promulgated by the FDA, the ICH Harmonised Tripartite Guideline for Good Clinical Practice and similar standards, guidelines and regulations promulgated or otherwise required by other Regulatory Authorities, in each case, as they may be amended from time to time.

1.17
"cGLP" means regulations and published guidelines related to current good laboratory practices that relate to the conduct of preclinical studies in animals including the regulations set forth in 21 CFR 58 promulgated by the FDA and similar standards, guidelines and regulations promulgated or otherwise required by other Regulatory Authorities, in each case, as they may be amended from time to time.

1.18
"cGMP" means regulations and published guidelines related to current good manufacturing practices that relate to the testing, manufacturing, processing, packaging, holding or distribution of drug or biologic drug substances and finished drugs or biologics including the regulations set forth in 21 CFR 11, 210/211, § 600/610 and § 820 (as applicable) promulgated by the FDA and similar standards, guidelines and regulations promulgated or otherwise required by other Regulatory Authorities (e.g. Eudralex Volume 4 and others), in each case, as they may be amended from time to time.

1.19	"Change of Control" means with respect to a Party that:
(i)
a majority of the outstanding voting securities of such Party become beneficially owned directly or indirectly by any Third Party (or group of Third Parties acting in concert) that did not own a majority of the voting securities of such Party as of the Effective Date;

(ii)
possession of the power to direct or cause the direction of the management and policies of such Party, whether through ownership of the outstanding voting securities or by contract or otherwise, becomes vested in one or more individuals or entities that did not possess such power as of the Effective Date;

(iii)
such Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the securities outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the individuals or entities holding at least fifty percent (50%) of the outstanding securities of such entity preceding such consolidation or merger; or

(iv)	such Party conveys, transfers or leases all or substantially all of its line of business to which this Agreement relates to a Third Party.
1.20	"Clinical Trials" means Phase 1 Clinical Trials, Phase 2 Clinical Trials and/or Phase 3 Clinical Trials.
1.21	"Combination Licensed Product" means the combination of the Licensed Product and any other drug or biological product packaged and/or sold together with the Licensed Product.
1.22
"Commercialize" or "Commercialization" means all activities undertaken relating to the use for commercial purposes, pre-marketing, marketing, sale, sampling, export for sale, import for sale and distribution.

1.23
"Commercially Reasonable Efforts" means (a) with respect to Bayer, the carrying out of obligations or tasks in a sustained and diligent manner in good faith using the level of effort, budget and resources normally used by Bayer (but not less than those generally used in the industry by similarly situated companies) for, when used in connection with the Development or Commercialization of a Licensed Product, a product owned or controlled by it, which is of similar commercial potential and at a similar stage in its development or product life, taking into account with respect to a product its proprietary position, safety and efficacy, product profile, the proprietary position of the product, the then-current competitive environment for the product and the likely timing of the product(s) entry into the market, the regulatory environment of the product and other relevant scientific, technical and commercial factors, in each case, consistent with the exercise of prudent scientific and business judgment applied in the pharmaceutical industry by a party with a similar business to and similar resources to that of Bayer to products, research, development, regulatory approval and/or marketing projects of similar scientific and commercial potential. Commercially Reasonable Efforts shall be determined on a country-by-country and Licensed Product-by-Licensed Product basis.; and (b) with respect to Licensor, the carrying out of obligations or tasks in a sustained and diligent manner in good faith using the level of effort, budget and resources normally used by Licensor (but not less than those generally used in the industry by similarly situated companies) when dealing with its own affairs.

1.24	"Confidential Information" has the meaning set forth in Section 11.1.1 below.
1.25	"Conjugated Antibody" means any Antibody conjugated with a functional moiety intended to be used for the chelation of an alpha-emitting radionuclide.
1.26
"Control" means, with respect to Know How, Patent Rights, other intellectual property or Materials, the ownership or possession by that Party of the right, power and authority to license or sublicense Patent Rights, Know How and/or other intellectual property or, in the case of Materials, to provide such Materials to Bayer.

1.27	"Cytogen" means Jazz Pharmaceuticals, plc (as successor in interest to Cytogen Corporation) and its successor and assigns.
1.28
"Cytogen Agreement" means the Amended and Restated PSMA/PSMP License Agreement dated April 20, 2006 entered into by and between Cytogen Corporation and Licensor, a copy of which is attached as Exhibit 1.28, as amended and/or restated from time to time subject to Section 14.1.1(vi).

1.29	"Cytogen Patents" has the meaning given to the term "Licensed CYTOGEN Patents" in the Cytogen Agreement.
1.30
 "D2 Decision" means the decision of the committee within Bayer, which is responsible to take this decision according to the internal guidelines of Bayer set forth on Exhibit 1.30, to start lead optimization with regard to the Antibody or a Licensed Product.

1.31
"D3 Decision" means the decision of the committee within Bayer, which is responsible to take this decision according to the internal guidelines of Bayer set forth on Exhibit 1.31, to initiate preclinical development with regard to the Antibody or a Licensed Product.

1.32	"Develop" or "Development" means to engage in development activities (including preclinical studies, Clinical Trials, CMC development and regulatory activities).
1.33	"Disclosing Party" has the meaning set forth in Section 11.1.1 below.
1.34	"Effective Date" has the meaning set forth in the introductory paragraphs of this Agreement.
1.35	"EMA" means the European Medicines Agency or any successor agency thereto.
1.36	"Existing Agreement(s)" means the Abgenix Agreement, the Cytogen Agreement and the Selexis Agreement.
1.37	"Exploit" or "Exploitation" means to use, Develop, have Developed, Commercialize, have Commercialized, Manufacture and have Manufactured.
1.38	"FDA" means the United States Food and Drug Administration or any successor agency thereto.

1.39	"FDC Act" means the United States Food, Drug and Cosmetic Act, as amended from time to time, and regulations promulgated thereunder.
1.40	"Field" means the following with respect to the Licensed Product:
(a)	with respect to the Licensor Know-How and the Licensor Patents, all human therapeutic (including prophylactic) indications;
(b)	with respect to the Abgenix Patents, human therapeutic, preventative (prophylactic) medical use;
(c)	with respect to the Cytogen Patents, any and all means of developing, making, having made, distributing, using, offering for sale, selling, having sold, importing or exporting any Field Antibody (as defined in the Cytogen Agreement); and
(d)	with respect to the Selexis Know-How and Selexis Patent Rights, human therapeutic, preventative (prophylactic) medical use.
1.41
"First Commercial Sale" means, on a country-by-country basis, the first invoiced sale of Licensed Product by a Bayer Party to a person or entity who is not a Bayer Party in any country after grant of a Marketing Authorization in the applicable country or jurisdiction, provided that where such a first commercial sale has occurred in a country for which Pricing Approval is necessary for widespread sale, then such sale shall not be deemed a First Commercial Sale until such Pricing Approval has been obtained.  For the avoidance of doubt, supply of Licensed Product as samples or to patients for compassionate use, named patient use, Clinical Trials or other similar purposes shall not be considered a First Commercial Sale

1.42	"Force Majeure" has the meaning as set forth in Section 18.1 below.
1.43
"IND" means a filing with a Regulatory Authority that must be made prior to commencing clinical testing in humans including, in the United States, an Investigational New Drug application (as defined in the FDC Act and the regulations promulgated thereunder (21 CFR 312.1 et seq)), in the European Union, a Clinical Trial Application (CTA), or in any other jurisdiction, a comparable filing and, in each case, any amendments and supplements thereto.

1.44	"Indemnified Party" has the meaning set forth in Section 15.3.1 below.
1.45	"Indemnifying Party" has the meaning set forth in Section 15.3.1 below.
1.46	"Invention" has the meaning set forth in Section 10.1 below.

1.47
"Know How" means proprietary and confidential commercial, technical, scientific and other information, inventions (whether patentable or not), trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know how, including study designs and protocols), in all cases whether in written, electronic or any other tangible or non-tangible form, including information related to materials, samples, assays, compounds, compositions or formulations. For the avoidance of doubt, any piece of information ceases to be Know How once it has been publicly disclosed.

1.48
"Law(s)" means all applicable laws (including Anti-Corruption Laws), statutes, rules, regulations (including cGCP, cGLP and cGMP), orders, judgments and/or ordinances of any Regulatory Authority, governmental authority or court having effect from time to time in the Territory.

1.49
"Licensed Know How" means any Know How Controlled by Licensor as of the Effective Date or at any time during the term of this Agreement relating to an Antibody or being useful for the Development, Manufacture or Commercialization of a Licensed Product with the exception, however, of any Know How that is useful solely for the Development, Manufacture or Commercialization [***] in an [***] other than a [***]. For the avoidance of doubt, any data generated by or on behalf of Licensor for the [***] as such (even if generated in a project relating to an [***] other than a [***]) shall be Licensed Know-How. The Licensed Know How existing as of the Effective Date is largely listed in Exhibit 1.49 and includes the Selexis Know-How, as specified in Exhibit 1.49. For the avoidance of doubt, Exhibit 1.49 shall not be exhaustive.

1.50
"Licensed Patent Rights" means the Abgenix Patents, the Cytogen Patents, the Licensor Patents and the Selexis Patents, which are, to Licensor's best knowledge, listed on Exhibit 1.50, whereby, for the avoidance of doubt, Exhibit 1.50 shall not be exhaustive; provided, however, that Exhibit 1.50 does not include a list of the Abgenix Patents.

1.51
"Licensed Product" means any pharmaceutical product within the Field covered by a Licensed Patent Right or generated through the use of Licensed Know How that contains or comprises a [***] as an active ingredient, including, in each case, all forms, presentations, formulations, dosage forms, line extensions and modes of administration thereof.

(i)	Abgenix: Notwithstanding the foregoing, with respect to the Abgenix Patent Rights, "Licensed Product" is further defined to include only products that meet the definition above and also consist of or include one or more Antibodies (as defined in the Abgenix Agreement) [***] (as defined in the Abgenix Agreement) and that constitute Research Program Technology (as defined in the Abgenix Agreement).

(ii)	Cytogen: For purposes of the Cytogen Patents, "covered by a Licensed Patent" means that the manufacture, use, sale, provision or practice of a Cytogen Patent would, in the absence of a license, infringe one or more claims of a Cytogen Patent.
(iii)	Selexis: Notwithstanding the foregoing, with respect to the Selexis Patents and Selexis Know-How, "Licensed Product" is further narrowed to mean a pharmaceutical preparation in final form ([***]) containing any Company Protein (as defined in the Selexis Agreement) produced using a Cell Line (as defined in the Selexis Agreement) (or an active ingredient comprising a Company Protein produced using a Cell Line) for sale by prescription, over-the-counter or any other method, in any dosage form, formulation, presentation, line extension or package configuration, including without limitation such product in development where the context so requires.
1.52	"Licensed Technology" means the Licensed Patent Rights and Licensed Know How.
1.53	"Licensor" has the meaning set forth in the introductory paragraphs of this Agreement.
1.54	"Licensor Know-How" means any Licensed Know How that is not Selexis Know-How.
1.55	"Licensor Patents" means any of the following:
(i)	any Licensed Patent Right that is designated as Licensor Patent on Exhibit 1.50, and
(ii)
(A) any issued patent or patent application that claims priority to and/or is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any Licensor Patent listed on Exhibit 1.50; (B) any patents issuing on any patent application identified in (A), including any reissues, renewals, reexaminations, substitutions or extensions thereof; and (C) any foreign counterpart of any issued patent or patent application identified in (A) or (B), whether existing at the Effective Date or thereafter (all of which shall be included as Licensor Patents), and

(iii)
any Patent Right Controlled by the Licensor as of the Effective Date (other than an Abgenix Patent, Cytogen Patent or Selexis Patent) or coming under Control of Licensor during the term of the Agreement to the extent, in each case, that is related to [***] or useful for the Development, Manufacture or Commercialization of a Licensed Product within the Field (with the exception, however, of any Patent Right that is useful solely for the Development, Manufacture or Commercialization [***] in an [***] other than a [***]).

1.56	"Licensor Indemnified Parties" has the meaning set forth in Section 15.1 below.
1.57	"Losses" has the meaning set forth in Section 15.1 below.
1.58	"Major Markets" means Germany, Japan, France, Italy, Spain, the United Kingdom and the United States.
1.59	"Manufacture" and "Manufacturing" means all operations required to manufacture, test, release, handle, store and destroy a product.
1.60
"Marketing Authorization" means any approval, license, registration or authorization required from the relevant Regulatory Authority to market and sell the Licensed Product in a particular country or jurisdiction; for the avoidance of doubt, Marketing Authorization does not include any Pricing Approvals.

1.61	"Materials" means [***] and all other materials under Control of Licensor that are necessary or reasonably useful for the Manufacture of Antibody ([***]).
1.62	"Milestone Payment" shall mean each payment to be made by Bayer upon the occurrence of a milestone pursuant to Section 8.2.1 or 8.2.2 below.
1.63
"Net Sales" means, with respect to any Licensed Product sold in an arm's length transaction by a Bayer Party to any person or entity who is not a Bayer Party, the gross amount invoiced by such Bayer Party to the Third Party for sales of a Licensed Product and calculated using Bayer's internal audited system used to report such sales (provided that such system is consistently applied to Bayer's products and in accordance with Bayer's past practice compliance with generally accepted accounting principles in Germany), less the following items:

(i)	[***] lump sum of the gross amount invoiced to cover transportation, freight, insurance, distribution, shipping, packaging and handling costs;
(ii)
sales and excise taxes, paid by Bayer and/or its Affiliates and/or its Sublicensee (as applicable) directly in relation to the Licensed Product, solely to the extent included in the gross amount invoiced;

(iii)
Value-added tax or customs duties paid by Bayer and/or its Affiliates and/or its Sublicensee (as applicable) directly in relation to the Licensed Product, solely to the extent included in the gross amount invoiced;

(iv)
Allowances or credits actually granted by Bayer and/or its Affiliates and/or its Sublicensee (as applicable) to Third Parties on account of rejections, damaged stock, retroactive price reductions, outdating, returns, billing errors or recalls of a Licensed Product, but not in excess of the original selling price of the Licensed Product rejected, returned or recalled;

(v)	[***] lump sum of the gross amount invoiced to cover bad debt charges.

(vi)	Quantity, early payment, cash settlement and other trade discounts granted by Bayer and/or its Affiliates and/or its Sublicensee (as applicable) to Third Parties, solely to the extent actually taken;
(vii)
Rebates, chargebacks or premiums granted by Bayer and/or its Affiliates and/or its Sublicensee (as applicable) to Third Parties, each as consistently applied by Bayer, its Affiliates and/or its Sublicensee (as applicable) to its products, solely to the extent actually taken;

(viii)
Rebates, fees, discounts or other charges paid or granted by Bayer and/or its Affiliates and/or its Sublicensee (as applicable) as required by government or public healthcare legislation, each as consistently applied by Bayer, its Affiliates and/or its Sublicensee (as applicable) to its products and as reasonably allocated to the Licensed Product;

(ix)
Cost of customer programs agreed upon by the Parties such as cost effectiveness or patient assistance studies or programs designed to aid in patient compliance with medication schedules in connection with the sales of a Licensed Product; and

(x)
any item substantially similar in character and/or substance to the above permitted or required by generally accepted accounting principles as in effect from time to time in Germany with respect to the determination of net sales revenue.

Sales of Licensed Products shall be deemed to have been made on the date on which they are recognized in Bayer's financial accounts, in accordance with its standard accounting procedures (provided that such accounting procedures are in compliance with generally accepted accounting principles in effect in Norway).
For the avoidance of doubt, for lump sum deductions, Bayer shall not be required to evidence actual costs incurred in relation to these categories.
The deductions from gross amounts invoiced (except those outlined under (i) and (v) above) may be made on an accrual basis to the extent consistent with Bayer's standard accounting procedures (provided that such procedures are in compliance with generally accepted accounting principles in effect in Norway). For the avoidance of doubt, any provision release after the end of the
 Royalty Term shall be royalty bearing.
For the purpose of calculating Net Sales, the Parties recognize that customers may include persons in the chain of commerce who enter into agreements with a Bayer Party as to price even though title to the Licensed Product does not pass directly from the Bayer Party to such customers and even though payment for such Licensed Product is not made by such customers directly to a Bayer Party; and in such cases, chargebacks paid by a Bayer Party to or through a Third Party (such as a wholesaler) can be deducted by the Bayer Party from the gross invoiced amount in order to calculate Net Sales.

In the event that a Licensed Product is sold in the form of a Combination Licensed Product, then, for the purpose of calculating royalties due, Net Sales will be adjusted by multiplying by the fraction A/(A+B) where A is the gross per unit invoice price of the Licensed Product, if sold separately, and B is the gross per unit invoice price of any other active ingredient(s) in the combination, if sold separately.  If, on a country-by-country basis, the other active ingredient(s) in the combination are not sold separately in that country, Net Sales will be adjusted by multiplying by the fraction A/C where A is the gross per unit invoice price of the Licensed Product, if sold separately, and C is the gross per unit invoice price of the Combination Licensed Product. In each case, the gross per unit invoice price shall be those applicable during the relevant Quarter or, if sales of both the Licensed Product and the other product(s) did not occur in such Quarter, then in the most recent Quarter in which sales of both occurred. If, on a country-by-country basis, neither the Licensed Product nor the other active ingredient(s) of the Combination Licensed Product are sold separately in such country, then the fraction by which the Net Sales value needs to be adjusted shall be determined between the Parties in good faith.
The sale of a Licensed Product or a Combination Licensed Product to a given customer in conjunction with other products not subject to this Agreement where the price of the Product is contingent upon or decreased as a result of the purchase of other products in connection with the sale of the Product is a "Grouped Sale".  In the event that, during the term of this Agreement, Bayer includes a Licensed Product or a Combination Licensed Product in a Grouped Sale, the invoice price for such Licensed Product or Combination Licensed Product shall be deemed to be the Grouped Sale Invoice Price.  For purposes of this Section, the term "Grouped Sale Invoice Price" shall mean, in the case of a Grouped Sale, Bayer's average invoice price for sales of the Licensed Product or Combination Licensed Product by Bayer in other contemporaneous transactions that do not involve a sale in conjunction with other products (the "Applied Price") not subject to this Agreement, less any volume discounts or rebates offered on one or more products within such Grouped Sale, provided, any such volume discounts or rebates shall be allocated as a percentage of the Applied Price to the total invoice price of products on which such volume discounts or rebates are provided.
1.64
"Other Results" means any and all information, data, findings, test results, discoveries, processes, methods, techniques, formulae, substances, specifications, studies, designs or improvements whatsoever (including Know How but excluding Inventions) that are generated, derived, produced, discovered, or otherwise made by or on behalf of Bayer in the course of and as a result of the activities expressly contemplated by this Agreement.

1.65	"Party" or "Parties" has the meaning set forth in the introductory paragraphs of this Agreement.
1.66	"Patent Matters" has the meaning set forth in Section 19.3 below.

1.67	"Patent Rights" mean:
(i)	all national, regional and international patents, patent applications, utility models, design patents and design rights filed in any country of the world including provisional patent applications;
(ii)
all patents, patent applications, utility models, design patents and design rights filed either from such patents, patent applications, utility models, design patents, design rights or provisional patent applications or claiming priority from either of these, including any continuation, continuation-in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute application;

(iii)	any patent issued with respect to or in the future issued from any such patent applications;
(iv)
any and all extensions or restorations by existing or future extension or restoration mechanisms, including reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents, patent applications, utility models, design patents and design rights; and

(v)	any foreign counterparts of the foregoing.
1.68
"Phase 1 Clinical Trial" means a human clinical trial of a Licensed Product, the principal purpose of which is to determine initial tolerance or safety of such Licensed Product in the target patient population, including, in the United States, a human clinical trial as described in 21 CFR 312.21(a), or, in a country other than the United States, a similar clinical study prescribed by the applicable Regulatory Authority.

1.69
"Phase 2 Clinical Trial" means a human clinical trial of a Licensed Product, the principal purpose of which is to evaluate the effectiveness of such Licensed Product in the target patient population, including, in the United States, a human clinical trial as described in 21 CFR 312.21(b), or, in a country other than the United States, a similar clinical study prescribed by the applicable Regulatory Authority. For the avoidance of doubt, in the event of a Phase 2/3 Clinical Trial, the term "Phase 2 Clinical Trial" shall only refer to that portion of the Phase 2/3 Clinical Trial which comports to the definition of a Phase 2 Clinical Trial.

1.70	"Phase 3 Clinical Trial" means a human clinical trial of a Licensed Product, on a sufficient number of subjects that is designed to:
(i)	evaluate overall benefit-risk profile;
(ii)	define possible warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed; and

(iii)
support Marketing Authorization of such Licensed Product; including, in the United States, a human clinical trial as described in
 21 CFR 312.21(c), or, in a country other than the United States, a similar clinical study prescribed by the applicable Regulatory Authority.

For the avoidance of doubt, in the event of a Phase 2/3 Clinical Trial, the term "Phase 3 Clinical Trial" shall only refer to that portion of the Phase 2/3 Clinical Trial which comports to the definition of a Phase 3 Clinical Trial.
1.71
"Pricing Approval" means all applicable governmental pricing and reimbursement approvals required from the relevant Regulatory Authority to market and sell, and/or obtain reimbursement for, the Licensed Product in a particular country or jurisdiction.

1.72
"Product Marks" means any word, name, symbol, color, designation or device or any combination thereof for use in the course of trade, including any domain name, trademark, trade dress, brand mark, trade name, brand name, logo or business symbol Controlled by Bayer and used in connection with the Development, Commercialization or Manufacture of the Licensed Product; for the avoidance of doubt, Product Marks do not include the Bayer Marks.

1.73
"Public Communication(s)" means (i) press releases, (ii) material to be used, displayed, presented or distributed by a Party with respect to the Licensed Product at a booth (or otherwise) at congresses, conventions and other public meetings, (iii) material to be displayed or presented by a Party with respect to the Licensed Product on an internet site, (vi) investor relations material, (v) promotional material, and (vi) other material of a similar nature intended for external dissemination.

1.74	"Quarter" means each period of three (3) months ending on March 31, June 30, September 30, or December 31, and "Quarterly" shall be construed accordingly.
1.75	"Receiving Party" has the meaning set forth in Section 11.1.1 below.
1.76
"Regulatory Authority" means the FDA, the EMA or any supranational, national or local agency, authority, department, inspectorate, ministry, parliament or public or statutory person or body of any government of any country having jurisdiction over any of the activities contemplated by this Agreement or the Parties, or any successor bodies thereto.

1.77
"Regulatory Documentation" means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests relating to the Licensed Product, and all data included in the foregoing, including all INDs, NDAs, Marketing Authorizations, regulatory drug lists, adverse events files and complaints files.

1.78
"Regulatory Exclusivity" means with respect to a particular country, any exclusive marketing rights or data exclusivity rights conferred by Law or any applicable Regulatory Authority with respect to the Licensed Product in such country, other than a Patent Right.

1.79
"Royalty Term" means, on a country-by-country basis and Licensed Product-by-Licensed Product basis, the period commencing with the First Commercial Sale of such Licensed Product in the relevant country and ending on the later of (i) the expiration of the last to expire Valid Claim of the Licensed Patent Rights which, but for the licenses granted in this Agreement, would be infringed by the Development, Commercialization or Manufacture of such Licensed Product in such country, and (ii) [***] from the First Commercial Sale of such Licensed Product in such country.

1.80
"Scientific Publication(s)" means documents, posters, manuscripts, abstracts or the like, of a scientific or medical nature, which include any data, results of any clinical trial or any other information regarding or related to the Licensed Product.

1.81	"Securities Exchange Rules" means the applicable rules or regulations of a securities exchange or listing entity on which its publicly-traded securities are listed.
1.82	"Selexis" means Selexis SA, a company incorporated under the laws of Switzerland, and its successors and assigns.
1.83
"Selexis Agreement" means the Commercial License Agreement dated April 13, 2016 entered into by and between Selexis and Licensor, a copy of which is attached as Exhibit 1.83, as amended and/or restated from time to time subject to Section 14.1.1(vi).

1.84	"Selexis Know-How" has the meaning given to such term in the Selexis Agreement.
1.85	"Selexis Patents" has the meaning given to the term "Selexis Patent Rights" in the Selexis Agreement.
1.86
"SKICR Agreement" means the Option and License Agreement dated July 1, 1993, as amended as of November 22, 1993 and September 25, 1996, entered into by and between Sloan-Kettering Institute for Cancer Research and Cytogen Corporation, a copy of which is attached as part of Exhibit 1.28.

1.87	"SKICR License" means the license granted to Cytogen pursuant to the SKICR Agreement and sublicensed hereunder.
1.88	"Sublicensee" has the meaning set forth in Section 2.2 below.
1.89	"Target" has the meaning set forth on Exhibit 1.89.
1.90	"Territory" means all countries of the world.

1.91	"Third Party" means any entity or person other than a Bayer Party or Licensor or its Affiliates.
1.92	"Upstream Licensor" means each of Abgenix, Cytogen and Selexis.
1.93	"U.S. Bankruptcy Code" has the meaning set forth in Section 17.6.1 below.
1.94	"USD" means United States Dollars.
1.95
"Valid Claim" means, with respect to a Licensed Product in a particular country, a claim of an issued Patent Right that has not (A) expired or been cancelled, (B) been declared invalid by a decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, (C) been admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, or (D) been abandoned or disclaimed. Notwithstanding the foregoing, (i) with respect to the Abgenix Patents, "Valid Claim" shall have the meaning given to such term in the Abgenix Agreement, and (ii) with respect to the Cytogen Patents, "Valid Claim" shall have the meaning given to such term in the Cytogen Agreement.

1.96	"VAT" has the meaning set forth in Section 8.6.1 below.
SECTION 2
 LICENSE GRANTS, TECHNOLOGY TRANSFER
2.1	License Grants by Licensor.
2.1.1
Research License.  Licensor hereby grants to Bayer in the Territory a non-royalty-bearing, non-exclusive license (i) under the Licensed Patent Rights solely for research purposes with respect to Licensed Products in the Field and (ii) under the Licensed Know How solely for research purposes in the Field.

2.1.2
Product License.  Licensor hereby grants to Bayer in the Field in the Territory the following royalty-bearing exclusive (even to Licensor and its Affiliates) license (including the right to grant sublicenses pursuant to Section 2.2 below) under the Licensed Technology:

(a)	with respect to Licensor Patents and Licensor Know-How, to Exploit Licensed Products;
(b)	with respect to the Abgenix Patents, to research, develop, make, have made, use, import, offer to sell and sell Licensed Products;
(c)	with respect to the Cytogen Patents, the right and license to develop, make, have made, distribute use, offer for sale, sell, have sold, import or export Licensed Products; and

(d)	with respect to the Selexis Technology, to use Cell Lines for the manufacture of Licensed and/or Final Products in the Licensed Field of Use and to research, make, have made, use, offer for sale, sell, import and otherwise exploit and commercialize Final Products manufactured using the Cell Lines, including, without limitation, the use of Licensed and Final Products in Clinical Trials (with each term used in this clause (d) as defined in the Selexis Agreement).
2.1.3
Existing Agreements.  Notwithstanding anything to the contrary in this Agreement, the grant of rights by Licensor under this Agreement shall be subject to and limited by the terms of the Existing Agreements set forth on Exhibits 2.1.3 (a), (b) and (c). Bayer agrees to fully comply with and be subject to the obligations set forth therein.

2.1.4	Abgenix Grantback License. The rights of Bayer set forth in this Agreement are subject to the license granted by Licensor set forth in Section 4.4 of the Abgenix Agreement.
2.1.5
Cytogen and US Government Reservation of Rights.  The license granted by Licensor to Bayer pursuant to this Agreement is subject to a reservation by Cytogen of the right to develop, make, have made and use the Licensed Products, in each case, without cost and subject to the confidentiality provisions of the Cytogen Agreement, for non-commercial internal research and development purposes only. The SKICR License is subject to the rights of SKICR and the US government set forth in Sections III. E. 1 and 2 of the SKICR Agreement. Additionally, Bayer recognizes that Licensor is a sublicensee of Cytogen under the Cytogen Agreement. To the extent that the license granted to Cytogen pursuant to the SKICR Agreement terminates, the license hereunder with respect to the Cytogen Patents shall also terminate (subject to the various protections set forth in the Cytogen Agreement), with no liability on the part of Licensor hereunder with respect to such termination, unless Licensor has caused the termination of the SKICR Agreement through a breach of its contractual obligations under the Cytogen Agreement, which breach was not caused by any Bayer Party.

2.1.6
Selexis Nonexclusivity.  Bayer acknowledges and agrees that the license grant from Selexis to Licensor is a non-exclusive grant. Bayer acknowledges and agrees that the Selexis Agreement may be terminated under the circumstances described in Section 5.5 of the Selexis Agreement if Bayer does not agree to a Waiver Election (as defined in the Selexis Agreement).  In such case, the license hereunder with respect to the Selexis Patents and Selexis Know-how shall also terminate, with no liability on the part of Licensor hereunder with respect to such termination.

2.1.7
Retained Rights.  For the avoidance of doubt, any right not specifically licensed hereunder by Licensor to Bayer is reserved by Licensor and nothing herein shall be construed to limit the right of Licensor to Exploit any product that does not contain or comprise a Conjugated Antibody.

2.2
Sublicensing.  Except as otherwise provided in Exhibit 2.1.3(c), Bayer may sublicense the rights granted to Bayer under Section 2.1.1 only to its Affiliates or any of Bayer's subcontractors or collaborators acting with or on behalf of Bayer. With regard to sublicensing the rights granted to Bayer under Section 2.1.2, except as set forth on Exhibit 2.1.3(c), Bayer may sublicense such rights to an Affiliate or to a Third Party, subject to the following:

2.2.1
Consent.  If Bayer desires to sublicense rights to Commercialize a Licensed Product in the United States and/or three (3) or more of the European Major Markets to a Third Party, such sublicensing shall be subject to prior consultation with and prior written consent of Licensor, such consent to not be unreasonably withheld.

2.2.2
Notice to Licensor.  Within ten (10) days following entering into any sublicense permitted hereunder, other than a sublicense to an Affiliate, Bayer shall provide written notice thereof to Licensor and provide Licensor with a copy of such sublicense agreement.

Any sublicensee by Bayer hereunder shall be referred to herein as a "Sublicensee".
If Bayer grants any such sublicense hereunder, Bayer shall ensure that Sections 2.1 to 2.4, 4.2, 4.3, 5.1.2, 7.1, 9, 10.2, 10.3, 10.4, 10.5, 14.2, 15.5 and 16.1 as well as Sections 11 and 12, to the extent relevant for the respective sublicense shall apply to the Sublicensee to the same extent as they apply to Bayer. Bayer unconditionally assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Sublicensee and will itself be responsible to Licensor for all payments due under this Agreement by reason of such sublicense.  For the avoidance of doubt, any sublicense granted by Bayer hereunder shall not relieve Bayer from any of its obligations under this Agreement and Bayer shall be responsible hereunder for all acts and omissions of its Sublicensees.
2.3
Distributorships.  Bayer shall have the right, in its sole discretion and without consent of Licensor, to appoint its Affiliates and/or any Third Party to distribute, market and sell the Licensed Product in the Field in any country or countries of the Territory with or without the right to repackage Licensed Products.

2.4
Co-Promotion, Co-Marketing.  Bayer shall have the right, in its sole discretion and without consent of Licensor, to appoint one or more Third Parties to promote the Licensed Product in the Field in any country or countries of the Territory with or without another Bayer Party.

2.5	Technology Transfer.
2.5.1
During the term of this Agreement, at Bayer's request, and only to the extent requested by Bayer, Licensor shall, and shall cause its Affiliates to, at its own cost and expense, deliver to Bayer or its designated Affiliate or Sublicensee, in whatever form Bayer may reasonably request, true and complete copies of all written, graphic or electronic embodiments of the Licensed Technology, including such Licensed Technology that may come into existence after the Effective Date, to the extent useful for Bayer's exercise of its rights hereunder in the Field.

2.5.2
Without prejudice to the generality of Section 2.5.1, during the term of this Agreement, Licensor shall, without any additional compensation (except to the extent provided in Section 6.2 below), provide Bayer or its designated Affiliate or Sublicensee with reasonable technical assistance relating to the use of the Licensed Technology for the purposes of transferring the Licensed Technology from Licensor to the applicable Bayer Party, for the purposes of the applicable Bayer Party's acquisition of expertise on the practical application of the Licensed Technology or for the provision of assistance to the applicable Bayer Party on issues arising during Exploitation of the Licensed Technology. If visits of Licensor's representatives to the facilities of the applicable Bayer Party are requested by reasonable advance written notice to Licensor, Licensor shall send appropriate representatives to such facilities. For the purpose of this Section 2.5.2, "Bayer Party" shall include contract manufacturers of Bayer.

SECTION 3
 GOVERNANCE
3.1
Alliance Managers.  As soon as practicable after the Effective Date, each Party shall nominate a representative to act as its alliance manager under this Agreement (the "Alliance Manager"). The Alliance Managers shall serve as the key contact point between the Parties.

SECTION 4
 DEVELOPMENT; REGULATORY
4.1
Responsibility.  Subject to the terms and conditions of this Agreement, Bayer shall be solely responsible for the Development of and all regulatory activities in connection with the Licensed Product in the Field in the Territory, at Bayer's sole expense.

4.2	Efforts. Bayer shall use Commercially Reasonable Efforts to Develop and obtain Marketing Approval for [***] human Licensed Product within the Field [***] and [***].

4.3	Reporting.
4.3.1
Bayer shall provide to Licensor quarterly written summary reports on the progress in Development. Such reports shall include sufficient information and detail so as to enable Licensor to reasonably assess and evaluate the status and progress of Development and top line data on projected sales of Licensed Products based on available information as of the date of the summary report. Without limitation, such reports shall include status and potential timing of research, preclinical and clinical testing and manufacture of Licensed Products, any anticipated IND filings for Licensed Products, and any anticipated filings of any BLA and/or similar foreign marketing application for Licensed Products. The summary reports shall be provided on a calendar quarterly basis, on the last day of the applicable calendar quarter.

4.3.2	Within ten (10) days following the First Commercial Sale of each Licensed Product in each country, country, Bayer shall give written notice to Licensor.
4.4
Cooperation of Licensor.  Licensor shall use Commercially Reasonable Efforts to cooperate in all reasonable respects with and provide reasonable assistance to Bayer in connection with any IND or NDA filings or any other filing with a Regulatory Authority, in each case with respect to the Licensed Product, including by executing any required documents, providing access to personnel and providing all such documentation as Bayer may reasonably require. Licensor further agrees to co-operate in all reasonable respects, at no additional cost for Bayer, with any inspection by a Regulatory Authority relating to the Licensed Product including any inspection prior to approval of a BLA for any Licensed Product. For avoidance of doubt, nothing in this section shall be deemed to entitle Licensor to attend meetings with Regulatory Authorities with respect to the Licensed Product.

SECTION 5
 COMMERCIALIZATION
5.1	Commercialization.
5.1.1
Responsibility.  Subject to the terms and conditions of this Agreement, Bayer shall be solely responsible for the Commercialization of the Licensed Product in the Field in the Territory, at Bayer's sole expense (except as set forth elsewhere in this Agreement), including for the avoidance of doubt, all market access activities and the planning and implementation, distribution, booking of sales, pricing and reimbursement, whether performed by Bayer or a Third Party appointed by Bayer.

5.1.2	Efforts. Bayer shall use Commercially Reasonable Efforts to Develop, obtain Marketing Authorization(s) for and Commercialize [***] human Licensed Product within the Field [***] and [***].

5.1.3
Cooperation of Licensor.  Licensor shall fully cooperate in all reasonable respects with and provide reasonable assistance to Bayer in connection with any pricing and reimbursement filings or any other filing with a Regulatory Authority or payer, in each case with respect to the Licensed Product, including by executing any required documents, providing access to personnel and providing all such documentation as Bayer may reasonably require. For avoidance of doubt, nothing in this section shall be deemed to entitle Licensor to attend meetings with Regulatory Authorities with respect to the Licensed Product.

SECTION 6
 MANUFACTURING
6.1
Supply of Antibody.  Licensor shall use Commercially Reasonable Efforts to supply to Bayer reasonable amounts of experimental grade Antibody for pre-clinical studies at a price of US Dollars [***] (solely to the extent available on stock at Licensor).

6.2
Transfer of Manufacturing Process.  At Bayer's request, and only to the extent requested by Bayer, Licensor shall deliver to Bayer or its designated Affiliate or Sublicensee as promptly as reasonably feasible and at Licensor's cost Licensed Know How and Materials (including master cell bank, working cell bank and the complete documentation of manufacturing and testing of the cell banks) in such form and manner reasonably requested by Bayer. After the transfer, Licensor shall use Commercially Reasonable Efforts to provide Bayer or its designated Bayer Party with all technical assistance reasonably requested by Bayer related to the use of Licensed Technology and Materials for the purposes of exploiting the licenses granted in this Agreement. Bayer shall reimburse Licensor for its reasonable costs and expenses related to visits of Progenics employees at Bayer (or at the site of its designated Bayer Party). For purposes of this Section 6.2, "Bayer Party" shall include contract manufacturers of Bayer.

6.3
Licensor Materials.  Upon Bayer's request, Licensor will use Commercially Reasonable Efforts to assist Bayer in its obtaining from Selexis of Materials necessary for Bayer to have Antibodies Manufactured for it; provided that Bayer shall pay or reimburse Licensor for its reasonable out-of-pocket costs and expenses in providing such assistance.

6.4
Bayer Responsibility.  Following the transfer pursuant to Section 6.2 and subject to the terms and conditions of this Agreement, Bayer shall be solely responsible for the Manufacture of the Antibody and Licensed Product in the Field in the Territory, whether performed by Bayer or a Third Party appointed by Bayer.

SECTION 7
 PHARMACOVIGILANCE
7.1
Both Parties agree to promptly exchange all relevant information that relates to the safety of the Licensed Product and to comply with all Applicable Laws relating to the Licensed Product concerning drug safety.

7.2
In furtherance of Section 7.1, the Parties shall negotiate and execute a pharmacovigilance agreement within ninety (90) days of the Effective Date which shall define which safety information shall be exchanged and define pharmacovigilance responsibilities of the Parties.

SECTION 8
 FINANCIAL PROVISIONS
8.1
Upfront Payment.  In consideration of the rights granted by Licensor to Bayer under this Agreement, Bayer shall make to Licensor a one-time non-creditable, non-refundable upfront payment of US Dollars four million (USD 4,000,000). Bayer shall remit the monies due within thirty (30) days following the later of the Effective Date and receipt of an invoice.

8.2	Milestones for Licensed Products.
8.2.1
Development Milestones.  Upon the first occurrence of any of the following milestone events with respect to the Licensed Product in the Field (by Bayer or any other Bayer Party), Bayer shall make the following one-time non-creditable, non-refundable payments to Licensor (it being understood and agreed, for the avoidance of doubt and notwithstanding anything contained herein to the contrary, that milestone payments shall be due and payable even if the Royalty Term and/or the Licensed Patent Rights have expired, in whole or in part):

Milestone Event	Milestone Payment (USD)
D2 Decision	$ [***]
D3 Decision	$ [***]
The initiation (i.e., first dosing of the first patient) of the first Phase 1 Clinical Trial	$ [***]
The initiation (i.e., first dosing of the first patient) of the first Phase 2 Clinical Trial	$ [***]
The initiation (i.e., first dosing of the first patient) of the first Phase 3 Clinical Trial	$ [***]
The acceptance for filing by a Regulatory Authority of the first BLA in a Major Market	$ [***]

First Commercial Sale in the US	$ [***]
First Commercial Sale in a Major Market of the EU	$ [***]
First Commercial Sale in Japan	$ [***]

8.2.2
Sales Milestones.  Upon the first (1st) occurrence of aggregate annual Net Sales set out below with respect to a Licensed Product in the Field (by Bayer or any other Bayer Party) in the Territory in any calendar year, Bayer shall make the following non-creditable, non-refundable payments to Licensor (it being understood and agreed, for the avoidance of doubt and notwithstanding anything contained herein to the contrary, that milestone payments shall be due and payable even if the Royalty Term and/or the Licensed Patent Rights have expired or the Agreement has expired pursuant to Section 17.1(i), in whole or in part):

Milestone Event	Milestone Payment (USD)
Annual Aggregate Net Sales of a Licensed Product equal or exceed USD [***]	$ [***]
Annual Aggregate Net Sales of a Licensed Product equal or exceed USD [***]	$ [***]
Annual Aggregate Net Sales of a Licensed Product equal or exceed USD [***]	$ [***]
Annual Aggregate Net Sales of a Licensed Product equal or exceed USD [***]	$ [***]

8.2.3
Reporting on Milestone Achievement and Payment.  Bayer shall provide written notice to Licensor of the first occurrence of any of the (i) development milestones set forth above in Section 8.2.1 no later than twenty-five (25) Business Days following the occurrence of the relevant milestone, and (ii) sales milestones set forth above in Section 8.2.2 no later than twenty-five (25) Business Days following the end of the month of occurrence of the relevant milestone. Bayer shall remit payment for the applicable milestone due pursuant to Section 8.4.2.

8.2.4	Limitation on Milestones. For the avoidance of doubt:
(i)
No Milestone Payment shall be made more than once, irrespective of the number of Licensed Products that have achieved the milestone, or the number of countries in which such milestone has been achieved;

(ii)	No additional Milestone Payment shall be due in respect of any indications, formulations, dosage amount, dosage form, any Combination Licensed Product or otherwise; and
(iii)	Bayer shall not be responsible for any milestone payments payable by Licensor to its licensors for any licenses to which Bayer has a sublicense under this Agreement.
8.3	Royalties.
8.3.1	Royalty Rates for Licensed Products.
Bayer shall pay to Licensor, on a country-by-country and Licensed Product-by-Licensed Product basis, royalties on Net Sales of each Licensed Product made during the Royalty Term in the following amount:
Portion of Net Sales During Calendar Year	Royalty Rate (% of Net Sales)
[***]	[***]
[***]	[***]
[***]	[***]

For the avoidance of doubt, the cumulative Net Sales value shall be reset on an annual basis. In addition, a Licensed Product shall be different from another Licensed Product only if it contains a different Antibody.
For the avoidance of doubt, no royalties shall be due or payable on samples of Licensed Product or clinical trial materials or other transfers or dispositions of the Licensed Product, without compensation, for charitable, pre-clinical, clinical, testing or qualification or regulatory purposes.  In addition, no royalties shall be due or payable for Net Sales in a country where there has never been an issued and enforceable Licensed Patent Right covering the Exploitation of the respective Licensed Product.

8.3.2
Blended Royalty Rate.  The Parties acknowledge and agree that the Licensed Technology licensed pursuant to this Agreement justify royalties of differing amounts with respect to sales of the Licensed Product, which royalties could be applied separately to the Licensed Product involving the exercise of such Licensed Patent Rights and/or the incorporation of such Licensor Know How, and that if such royalties were calculated separately, royalties relating to the Licensed Patent Rights and Licensed Know How would last for different terms. Notwithstanding the foregoing, the Parties have determined for reasons of convenience, that the blended royalty rates set forth above will apply during the Royalty Term.

8.3.3	Reduction in Royalties.
(i)
Compulsory Licenses.  If during the Royalty Term, a court or a governmental agency of competent jurisdiction requires Licensor or a Bayer Party to grant a compulsory license to a Third Party permitting such Third Party to make and/or sell the Licensed Product in a particular country, then the royalty rate to be paid by Bayer on the Net Sales of such Licensed Product in such country shall automatically be reduced to the lesser of (x) the applicable royalty rate set out in Section 8.3.1, and (y) such rate as would be reasonable based on the applicable facts and circumstances, during the period for which such compulsory license is in effect and being exercised.

(ii)
Biosimilars.  If during the Royalty Term, a Third Party that is not a Bayer Party receives marketing authorization for and legally commences commercial sale of a Biosimilar in a country in the Territory, and such Biosimilar [***] (as evidenced by data from IMS Health or other data service reasonably acceptable to both parties), then Bayer shall have the right to reduce any royalties payable in such country pursuant to Section 8.3.1 for such Licensed Product for such Quarter [***] beginning on the date of first sale of the Biosimilar.

(iii)
Third Party Technology.  If during the term of this Agreement any use of an Antibody or exercise of any rights by or on behalf of any Bayer Party under any license granted under this Agreement triggers obligations of Licensor to pay royalties on net sales vis-à-vis an Upstream Licensor, or any of their respective successors or assigns, on account of the licenses previously granted by an Upstream Licensor, Bayer will reimburse Licensor for such payments and may offset such reimbursements against the royalty payments that are due pursuant to Section 8.3.1. The foregoing obligations include the obligations under Section 6.3 of the Abgenix Agreement, Sections 5.2(a) and 5.5 of the Cytogen Agreement and Section 3.1.3 and 4.1 of the Selexis Agreement. For the avoidance of doubt, for the purposes of determining the amount of any such royalty owed, the definition of "Net Sales", the royalty rates, royalty deductions and royalty terms in each Existing Agreement shall be used for purposes of determining the applicable royalties owed with respect to such Existing Agreement.

(iv)
Total Royalty Reduction.  Notwithstanding anything contained herein to the contrary, in no event shall the royalty reductions allowed pursuant to subsections (i) to (iii) above reduce the total royalties payable to Licensor with respect to any Licensed Product in any country by more than [***] in any one Quarter.

8.3.4
Quarterly Royalty Reporting and Payment.  Within forty-five (45) days of the end of each Quarter after the First Commercial Sale of a Licensed Product in a country, Bayer shall provide an estimate of the total royalties payable under this Agreement, including royalties to the Upstream Licensors, based on the definition of Net Sales and the royalty deductions as provided for in Sections 1.65, 8.3.3(i) and 8.3.3(ii). Within sixty (60) days of the end of each Quarter, Bayer shall deliver a final statement, signed by an authorized officer or agent of Bayer, which shall show on a country-by-country basis for the previous Quarter Net Sales of the Licensed Product by any Bayer Party and all royalties due to Licensor based on such Net Sales. Each such report shall show in reasonably specific detail, on a Licensed Product by Licensed Product and country-by-country basis, (a) the gross sales or gross invoiced amounts, as applicable of all Licensed Products sold by Bayer, its Affiliates and sublicensees during such calendar quarter and the calculation of Net Sales from such gross sales; (b) the calculation of the royalties, if any, which shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars; provided that the foregoing shall be based, with regard to royalties to the Upstream Licensors, on the respective definitions and provisions in the Existing Agreements. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. Payments shall only be made on the basis of the final royalty report and receipt of an invoice from Licensor.

8.4	Payments.
8.4.1
Currency.  Bayer shall make the payments due to Licensor under this Agreement in US Dollars. Net Sales made in currencies other than USD will be converted into USD using the average exchange rate for the applicable Quarter as per Bayer's internal accounting and reporting process consistently applied. In the event that Bayer is precluded from transferring royalties due to Licensor hereunder at any time because Bayer has failed after commercially reasonable due diligence to obtain the approval of such transfer from the appropriate governmental agency responsible for control of currency exchanges of a particular country in which Bayer has sold Licensed Products, then Bayer shall comply with the provisions described in Section 7.4 of the Cytogen Agreement.

8.4.2
Payment Rule.  All payments (other than the upfront payment described in Section 8.1) under this Agreement by Bayer will be made according to the following rule: If correct invoices are received by Bayer at the below address no later than the 15th day of the current month, then payments shall be made no later than the 16th day of the month immediately following the month in which the invoice was received. If invoices are received by Bayer at the below address after the 15th day of the current month, then payments shall be made no later than the 2nd day of the second month following the month in which the invoice was received.

8.4.3	Invoice Address. Each invoice for payments shall be sent to:
Bayer AS
Rechnungseingangsstelle
D-51368 Leverkusen
Germany

mentioning such other information required and as may be amended and/or provided by Bayer to Licensor from time to time.
Alternatively, following signature of a declaration of consent by Licensor corresponding to the template attached as Exhibit 8.4.3 invoices may be sent electronically in portable document form (pdf) via e-mail without electronic signature ("pdf-invoicing"), thus replacing a corresponding paper form.
8.4.4
Payments Made by Wire Transfer.  All payments made by Bayer to Licensor under this Agreement shall be made by wire transfer to the following bank account of Licensor, or such other bank account of Licensor as notified by Licensor to Bayer at least fifteen (15) Business Days prior to the due date of the next payment:

[***]

8.4.5
Late Payments.  Any payments due under this Agreement shall be due on such date as specified in this Agreement. All payments not made within ten (10) days after the applicable due dates set out in this Agreement shall be subject to late payment interest at the one (1) month USD LIBOR rate, currently published on Reuters screen <LIBOR01>, fixed two (2) Business Days prior to the due date and reset to the prevailing one (1) month USD LIBOR rate at monthly intervals thereafter, plus a premium of one (1) percentage point (or the maximum applicable legal rate of interest if lower). Interest shall be calculated based on the actual number of days in the interest period divided by 360 and shall be calculated from the due date (inclusive) until the date of payment (exclusive).

8.5
Consolidation of Existing Agreements.  Following enrolment of the first patient in a Phase 3 Clinical Trial, Licensor shall initiate discussions with the Upstream Licensors on the royalty reporting and payment provisions, including but not limited to royalty reporting timelines, the definitions of Net Sales and Valid Claims, payment terms and audit rights, with the aim to come to a consolidated set of rules allowing Bayer to prepare firm royalty reports at reasonable administrative efforts and to provide such reports to Licensor in time to enable Licensor to fullfill its obligations towards its Upstream Licensors. Licensor shall regularly consult with Bayer during these discussions and shall use Commercially Reasonable Efforts (at Bayer's expense) to reach agreement, prior to First Commercial Sale of a Licensed Product, on unified provisions which reasonably take into account Bayer's interests; it being understood and agreed that Licensor makes no guarantees regarding the willingness of any Upstream Licensor to actually agree to any modifications to the applicable Existing Agreement.

8.6	Taxes.
8.6.1
All agreed consideration is exclusive of Value Added Tax ("VAT"). If legally applicable, VAT will be invoiced and has to be paid additionally after receipt of a proper invoice, which meets all legal requirements according to the applicable VAT Law and bookkeeping Law. For the avoidance of doubt, any VAT shall not reduce the agreed consideration actually paid to Licensor by Bayer and shall be borne solely by Bayer.

8.6.2
Any Party required to make a payment pursuant to this Agreement shall be entitled to deduct and withhold from the amount payable any tax which such Party is required to withhold under any provisions of tax Law or applicable double tax treaty. Bayer shall use reasonable efforts to minimize any such taxes required to be withheld. Whenever Bayer deducts such tax from any payments due to Licensor, Bayer shall furnish Licensor with documentation showing the payment of such tax to the government of such country.

If the withholding tax rate is reduced according to the regulations in the double tax treaty between Norway and the United States, each Party shall cooperate in all reasonable respects and execute such documents and take such actions as may be required in order for such reduced withholding tax rate to be applicable. In case Bayer must pay, but cannot deduct the withholding tax due to fulfilment and completion of payment obligation by settlement or set-off, Licensor will pay the withholding tax to Bayer separately.
If Bayer failed to deduct withholding tax but is still required by tax law to pay withholding tax on account of Licensor to the tax authorities, Licensor shall assist Bayer with regard to all procedures required in order to obtain reimbursement by tax authorities or, in case tax authorities will not reimburse withholding tax to Bayer, Licensor will immediately refund the tax amount.
Any withheld tax shall be treated as having been paid by Bayer to Licensor for all purposes of this Agreement. Bayer shall timely forward to Licensor the tax receipts certifying the payments of withholding tax on behalf of Licensor.  If necessary, Bayer will reasonably support Licensor in the tax exemption procedure.  Any assignment of this agreement by Bayer which causes a higher withholding tax rate than is applicable without the assignment shall be borne by Bayer unless Licensor has approved such assignment in writing.
SECTION 9
 BOOKS, RECORDS, AUDIT
9.1
Records.  Bayer shall keep, and shall procure that all Bayer Parties keep, true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to Licensor pursuant to this Agreement. Those records and books of account shall be kept for two (2) years following the end of the period to which they relate.

9.2
Audits.  To validate Bayer's compliance with its obligations under or in connection with this Agreement, Licensor may, during the course of this Agreement and for one (1) year after expiration or earlier termination of this Agreement, appoint an independent certified public accountant, at Licensor's expense (except as otherwise contemplated below), to carry out an audit of Bayer's records from time to time on behalf of Licensor. The auditors selected by Licensor shall be subject to acceptance by Bayer, such acceptance not to be unreasonably withheld. Any such audit shall be conducted pursuant to the following terms and conditions:

(i)
Any such audits shall be conducted during regular business hours at Bayer's premises upon at least thirty (30) days' prior written notice by Licensor and shall not interfere unreasonably with the Bayer's business activities;

(ii)	The auditor may inspect records for up to three (3) years after the end of the period to which they pertain;
(iii)	Except in the case of a discrepancy or dispute, audits may not take place more than once per calendar year and no period may be audited more than once;
(iv)
Prior to the audit taking place, the auditor shall undertake to Bayer that they shall keep all information confidential and shall not disclose any information to Licensor (except as set forth in clause (v) below) or any Third Party, and shall only use the same for the purpose of calculations which they need to perform hereunder;

(v)
Details of the auditor's findings (including, for the avoidance of doubt, monetary values and supporting calculations) shall not be shared with Licensor except in the form of a summary report. In any event, the results shall be communicated to Bayer before being shared with Licensor. Bayer shall be given a period of thirty (30) Business Days to review and respond to the auditor's findings before the summary report may be provided to Licensor, such reports to include Bayer's response to the findings;

(vi)	The auditor shall not be permitted to include any extrapolation calculations in their calculation of amounts underpaid to Licensor;
(vii)
If an audit reveals that Bayer has underpaid royalties due, Licensor may invoice Bayer for the underpaid amount plus any interest payable pursuant to Section 8.4.5; if the audit reveals that Bayer has overpaid royalties due, Licensor shall credit Bayer for the overpaid amount plus any interest pursuant to Section 8.4.5; and

(viii)
If an audit reveals an underpayment in excess of five percent (5%) of the royalties for the period subject to review by Licensor, then Bayer shall pay the reasonable costs of Licensor (which may, to the extent the audit is required under any Upstream License Agreement, include costs payable by Licensor to the applicable Upstream Licensor) in conducting the audit (including the reasonable costs of the auditors) within sixty (60) days of Licensor notifying Bayer that the audit has been completed.

SECTION 10
 INTELLECTUAL PROPERTY
10.1
Ownership of Inventions.  Inventions conceived, created, made and/or reduced to practice by or on behalf of Bayer in the course of and as a result of the conduct of activities expressly contemplated by this Agreement ("Inventions") and any Other Results shall be owned by Bayer and Bayer may file, prosecute, defend and enforce Patent Rights on such Inventions as it deems appropriate.

10.2
Grantback License.  Bayer hereby grants to Licensor a worldwide, perpetual and irrevocable, non-royalty-bearing, non-exclusive license, with the right to sublicense, under any Inventions and any Other Results under Control of Bayer to the extent that they solely and specifically relate to the Antibody with the exclusion, however, of any Inventions generated by Bayer after the transfer of the Manufacturing process pursuant to Section 6.2.

10.3	Filing, Prosecution and Maintenance of Licensed Patent Rights.
10.3.1
Licensor (or the applicable Upstream Licensor) shall be responsible for the filing, prosecution and maintenance of the Licensed Patent Rights, either by itself or through an outside patent counsel of its choice and shall bear solely all costs thereof. Licensor shall inform Bayer of any materially relevant communication with patent offices relating to the filing, prosecution or maintenance of the Licensed Patent Rights with respect to and/or impact on Licensed Products in the Field. Furthermore, Licensor shall provide Bayer with copies of any materially relevant documents or correspondence with patent offices or any other documents which may be important for any related action to be taken in a timely manner and no less than sixty (60) days prior to any relevant deadline, provided such time is available. Bayer shall communicate its comments on the same to Licensor on the earlier of: thirty (30) days from the date the information was received by Bayer; and no less than fifteen (15) days before the deadline, or intended deadline, for the action to be taken, provided that such period is available, and Licensor shall consider in good faith the comments provided by Bayer.

10.3.2
If Licensor chooses not to file, nationalize or further prosecute a Licensed Patent Right with respect to and/or  impact on Licensed Products in the Field in a certain country it shall inform Bayer thereof sixty (60) days in advance, and Bayer shall have the right, but not the obligation, to file and prosecute, in its sole name and at its cost, such Licensed Patent Rights with respect to and/or impact on Licensed Products in the Field in the respective countries where Licensor does not want to file or prosecute.

10.3.3
Upon ninety (90) days written notice to Bayer, Licensor may elect to discontinue the prosecution of any Licensed Patent Right in its entirety and/or not to file or conduct any further activities with respect to such Licensed Patent Right. In the event Licensor declines to file or fails to further prosecute or maintain any Licensed Patent Right with respect to and/or impact on Licensed Products in the Field, Bayer shall have the right, but not the obligation, to file, prosecute and maintain such Licensed Patent Right with respect to and/or impact on Licensed Products in the Field in such countries as it deem appropriate at its sole expense. Licensor agrees to cooperate in any manner reasonably requested in connection with any such actions by Bayer at the expense of Bayer and, if Bayer has elected to take over prosecution, Bayer shall promptly provide Licensor with all correspondence and all other information concerning such patent activities and provide periodic updates of all activities. Bayer shall provide an opportunity for Licensor and, to the extent required by the Existing Agreements, the Upstream Licensors to review any materials to be submitted or filed by Bayer with any patent or governmental authority or in connection with any such proceeding and to comment on such materials.

10.3.4
The rights and obligations of Bayer and Licensor set forth in this Section 10.3 above and Section 10.4 below are subject in all events to (a) the rights of Abgenix set forth in Section 8.1 of the Abgenix Agreement, (b) the rights of Cytogen set forth in Section 6.1 of the Cytogen Agreement and (c) the rights of Selexis pursuant to Section 5 of the Selexis Agreement. To the extent of any conflict between the terms of this Agreement and the terms of any Existing Agreement, the terms of the Existing Agreement shall prevail.

10.4	Patent Enforcement.
10.4.1
Notice.  If any Licensed Patent Right with respect to and/or impact on Licensed Products in the Field is or might be infringed by a Third Party, the Party first having knowledge thereof shall promptly notify the other Party in writing. Such notice shall set forth the facts of the infringement in reasonable detail.

10.4.2	Enforcement.
(i)
Bayer shall have the first right (but not the obligation), by counsel of its own choice and at its sole expense, to institute, prosecute and control the enforcement or defense of Licensed Patent Rights to abate any infringement thereof which solely relates to and/or has an impact on Licensed Products in the Field. Prior to undertaking any such action to enforce such Licensed Patent Rights, Bayer shall notify Licensor in writing. Licensor shall have the right, at its own expense, to be represented in any action by counsel of its own choice. For the avoidance of doubt but subject to Section 10.4.2(v) below, should Licensor participate in any such action brought by Bayer, Bayer shall retain control of the proceeding and shall have final say on all decisions related thereto.

(ii)
In the event that Bayer fails to institute an action or proceeding or otherwise take appropriate action to abate such infringement within a period of ninety (90) days after notice by Licensor to Bayer requesting action, Licensor and/or the applicable Upstream Licensor shall have the right (but not the obligation) to institute and/or prosecute and control such an action or proceeding in its name with respect to such infringement at its sole expense and by counsel of Licensor and/or the applicable Upstream Licensor choice, and Bayer shall have the right (to the extent permitted by the applicable Existing Agreement) to be represented in any such action by counsel of its own choice and at its own expense.

(iii)
The Parties shall cooperate fully with each other in the planning and execution of any such action to enforce such Licensed Patent Rights with respect to and/or impact on Licensed Products in the Field (including the obligation to be named or joined as a party in a lawsuit, as applicable), consulting as to litigation strategies and other matters related to any such actions, and shall, among other things, furnish information and evidence when so requested by the other, including testifying by the requested party, its agent and employees, as may be required by the party commencing and prosecuting such action.

(iv)
All monies recovered upon the final judgment or settlement of any such action to enforce the Licensed Patent Rights with respect to and/or impact on Licensed Products in the Field shall be applied in the following order of priority: (w) first, the applicable Upstream Licensor(s) shall be entitled to retain amounts, if any, due to them pursuant to the applicable Existing Agreement on account of such action, (x) then, the Parties shall be reimbursed for all reasonable out-of-pocket costs and expenses (including reasonable attorney's fees and costs) incurred in connection with such suit or action; (y) then any remainder amounts that are attributable to lost sales or lost profits with respect to Licensed Products shall be treated as Net Sales for purposes of this Agreement, and (z) thereafter, any remainder shall be shared equally between the Parties.

(v)
The Party that controls the prosecution of a given suit or action shall also have the right to control settlement of such suit or action; provided that if one Party controls, no settlement shall be entered into without the written consent of the other Party (which consent shall not be unreasonably withheld) if such settlement involves any remedy other than the payment of money damages or would materially and adversely affect the interests of such other Party. Any amounts received in settlement of any action shall be apportioned between the Parties in the same manner as set forth in Section 10.4.2(iv) above.

10.4.3	Enforcement Outside Scope of License; Other Products.
(i)
For the avoidance of doubt, Licensor shall have the right (but not the obligation), at its sole expense and sole discretion, to control the enforcement or defense of the Licensed Patent Rights to abate any infringement thereof outside the Field and/or otherwise with respect to and impact only on products and services that are not Licensed Products.

(ii)	Notwithstanding anything contained in this Agreement to the contrary, if any to the extent any of Bayer's actions permitted by Sections 10.3 and/or 10.4 are reasonably likely to impact or otherwise effect a product or potential product of Licensor and/or any of its licensees (an "Overlapping Patent Activity"), then Bayer shall only engage in any such Overlapping Patent Activity after consulting with, and reasonably cooperating in good faith with, Licensor and Licensor's designees.
10.5	Product Marks.
10.5.1
Bayer shall be responsible for the selection, registration and maintenance of all Product Marks including the trade name and logo to be used to Commercialize the Licensed Product in the Field in the Territory. Bayer shall own and control such Product Marks and pay all relevant costs thereto.

10.5.2	Only Bayer shall be authorized to initiate at its own discretion legal proceedings against any infringement or threatened infringement of a Product Mark.
10.5.3
Without prejudice to the generality of Section 10.5.1, Bayer shall be responsible for the registration, hosting, maintenance and defense of the domain names used in connection with the Development or Commercialization of the Licensed Product. Bayer may at its sole discretion register in its own name or in name of others, host on its own servers or on Third Party servers, maintain and defend such domain names and use them for websites used in connection with the Development, Commercialization or Manufacturing of a Licensed Product.

10.5.4
Licensor recognizes the exclusive ownership by Bayer of the Bayer Marks or any Product Mark furnished by Bayer for use in connection with the Commercialization of the Licensed Product in the Territory. Licensor shall not, neither during the term of this Agreement nor at any time thereafter, register, use or challenge or assist others to challenge the Product Marks nor shall Licensor attempt to obtain any right in or to any name, logotype, trade dress or trademark confusingly similar for the marketing, sale or distribution of any goods or products, notwithstanding whether such goods or products have a different use or are dissimilar to the Licensed Product.

                  SECTION 11
 CONFIDENTIALITY
11.1	Definition.
11.1.1
As used herein, "Confidential Information" means all confidential or proprietary information disclosed by or on behalf of one Party or its Affiliates (the "Disclosing Party") to the other Party or its Affiliates (the "Receiving Party") pursuant to this Agreement. Confidential Information may be conveyed in written, graphical, physical, electronic or oral form. For the avoidance of doubt, Bayer's Confidential Information includes the royalty reports provided pursuant to Section 8.3.4

11.1.2
Confidential Information shall not be deemed to be in, or have come into, the public domain merely because any part of such Confidential Information is embodied in general disclosures or because individual features, components or combinations thereof are or become publicly known.

11.1.3	Confidential Information does not include information that the Receiving Party can show by competent evidence:
(i)	at the time of disclosure, is in the public domain;
(ii)	after disclosure, becomes part of the public domain, except by breach of this Agreement by the Receiving Party;
(iii)	the Receiving Party can establish was in its possession and at its free disposal before the time of disclosure by the Disclosing Party;
(iv)
the Receiving Party legally obtains from a Third Party; provided that such information was not obtained by said Third Party, directly or indirectly, from the Disclosing Party under an obligation of confidentiality; and / or

(v)	is independently developed by or for the Receiving Party without reference to or use of the Confidential Information provided by the Disclosing Party.
11.2	Obligation of Confidentiality and Non-Use. Each Party agrees that:
(i)
it shall hold in confidence and take such steps as it normally takes to protect its own confidential and proprietary information, but in any event no less than reasonable steps, to preserve the confidentiality of the Confidential Information disclosed to it by or on behalf of the Disclosing Party under this Agreement;

(ii)
it shall not use the Confidential Information of the Disclosing Party, for any purposes other than to perform the Receiving Party's obligations or exercise the Receiving Party's rights under this Agreement; and

(iii)	it shall not disclose Confidential Information to any Third Party other than as permitted by Section 11.3 or 11.4.
11.3	Permitted Disclosures.
11.3.1	Notwithstanding the obligations of confidentiality and non-use set forth in Section 11.2, a Receiving Party may provide Confidential Information disclosed to it:
(i)
to its officers, directors and employees, who have a need to know such information and are bound by an obligation of confidentiality (contractual, legal, fiduciary or otherwise) and non-use at least as restrictive as set forth herein;

(ii)
to its Affiliates and their officers, directors and employees, who have a need to know such information and are bound by an obligation of confidentiality (contractual, legal, fiduciary or otherwise) and non-use at least as restrictive as set forth herein;

(iii)
to any Sublicensees, prospective sublicensees, actual or potential distributors, co-promoters or co-marketers who in each case are bound by a contractual obligation of confidentiality and non-use at least as restrictive as set forth herein;

(iv)
to any other Third Party who has a need to know such Confidential Information to the extent reasonably necessary or appropriate to fulfill the Receiving Party's obligations or exercise its rights under this Agreement, provided such Third Party is bound by a contractual obligation of confidentiality and non-use at least as restrictive as set forth herein;

(v)
to Regulatory Authorities or other governmental authorities in order to obtain, maintain or defend Patent Rights or seek or obtain approval to conduct Clinical Trials, gain Marketing Authorization or Pricing Approval with respect to a Licensed Product or to otherwise Develop, Manufacture or Commercialize a Licensed Product; or

(vi)
to any actual or prospective insurers who are bound by a contractual obligation of confidentiality and non-use at least as restrictive as set forth herein, to the extent reasonably necessary to enable such actual or prospective insurers to determine their interest in insuring the Receiving Party.

11.3.2	Confidential Information disclosed pursuant to this section shall remain Confidential Information for all other purposes of this Agreement.

11.4	Required Disclosures.
11.4.1
Notwithstanding the obligations of confidentiality and non-use set forth in Section 11.2, a Receiving Party may provide Confidential Information disclosed to it if such disclosure is required by (i) Law, (ii) Securities Exchange Rules, or (iii) a validly issued subpoena, order of a court of competent jurisdiction or other request for information from a Regulatory Authority or governmental authority; provided that prior to any such disclosure, to the extent permitted by Law, the Receiving Party required to make the disclosure shall promptly notify the Disclosing Party of such requirement. Such Disclosing Party shall have a reasonable opportunity to review and comment on the proposed disclosure and/or seek a protective order or other appropriate remedy, and the Receiving Party shall cooperate with any efforts by the Disclosing Party to obtain such a protective order or other remedy. The Receiving Party required to make the disclosure shall consider in good faith the comments provided by the Disclosing Party and shall furnish only that portion of the Confidential Information that the Receiving Party is required to make the disclosure is legally required to furnish. Confidential Information disclosed pursuant to this section shall remain Confidential Information for all other purposes of this Agreement.

11.4.2
The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party pursuant to Law or Securities Exchange Rules and, such Party shall, to the fullest extent permitted by such Laws and/or Securities Exchange Rules, seek confidential treatment for the terms proposed to be redacted.

11.5
Duration.  The Receiving Party's obligation under this Agreement to preserve the confidentiality of any and all of the Confidential Information disclosed to it by the Disclosing Party shall continue during the term of this Agreement and for a period of ten (10) years after any termination or expiration of this Agreement (except that such obligations shall survive indefinitely thereafter with respect to Confidential Information that is treated by the Disclosing Party as a trade secret for so long as the Disclosing Party treats such Confidential Information as a trade secret).

11.6
Prior Non-Disclosure Agreement.  As of the Effective Date, the terms of this Section 11 shall supercede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement. Any confidential information disclosed under such prior agreement(s) shall be deemed disclosed and shall be Confidential Information under this Agreement.

SECTION 12
 PUBLICATIONS, PUBLICITY, USE OF NAME
12.1
Permitted Disclosures.  Either Party may issue a Public Communication referring to the transaction contemplated by this Agreement; provided that any such Public Communication shall be subject to the prior written consent of the other Party.  Any such Public Communication shall be sent in its entirety to such other Party at least ten (10) Business Days in advance of the intended publication and the Parties shall cooperate in good faith to address any comments within the respective period. After such Public Communication has been consented to, such Public Communication shall not be modified, altered, amended or adjusted in any way without being mutually agreed to by the Parties.

12.2	Required Disclosures.
12.2.1
Subject to Section 12.2.2, either Party may issue a Public Communication containing information referring to the other Party and/or the terms of this Agreement which is required by Law or Securities Exchange Rules so long as, to the extent permitted by law and reasonably practicable, the disclosing party provides the other Party with a reasonable opportunity (but no less than the lesser of ten (10) Business Days or the date by which such disclosure must be made under Law or Securities Exchange Rules) to review and comment on such Public Communication.

12.2.2
Notwithstanding Section 12.2.1, in the event Licensor intends to issue a Public Communication containing information regarding the Licensed Product (including the status or outcome of any Clinical Trial or the filing or status of any Marketing Authorization or Pricing Approval) which is required by Law or Securities Exchange Rules, in addition to complying with the provisions of Section 12.2.1, an officer from Licensor must certify in writing to Bayer that: (i) Licensor has been advised by its counsel that the disclosure of such information referring to the Licensed Product in the Public Communication is required by Law or Securities Exchange Rules, and (ii) the proposed Public Communication is non-promotional in nature.

12.3	Scientific Publications.
12.3.1
By Bayer.  Bayer may submit for written, electronic or oral publication, publish or otherwise issue or display a Scientific Publication referring to the Antibody or Licensed Product; provided that Bayer gives Licensor a reasonable opportunity (but no less than forty-five (45) days) to review and comment on such Scientific Publication in advance of submission for publication, issuance or display.  At the request of Licensor, Bayer shall remove any Confidential Information of Licensor from such Scientific Publication prior to submission for publication, issuance or display.

12.3.2
By Licensor.  Licensor may submit for written, electronic or oral publication, publish or otherwise issue or display a Scientific Publication referring to the Antibody provided that any such Scientific Publication shall be subject to Bayer's prior written consent, unless such Scientific Publication does not have any impact on Licensed Products. Any such Scientific Publication shall be sent in its entirety to Bayer at least forty-five (45) days in advance of submission for publication, issuance or display and the Parties shall cooperate in good faith to address any comments within the respective period. After such Scientific Publication has been consented to by Bayer, such Scientific Publication shall not be modified, altered, amended or adjusted in any way without being mutually agreed to by the Parties.

12.4
Acknowledgements.  Any Public Communication or Scientific Publication issued by (i) Licensor referring to the Licensed Product shall make mention of Bayer's role in the Development and Commercialization of the Licensed Product and (ii) by Bayer referring to the Licensed Product shall make mention of Bayer's contractual relationship with Licensor.

12.5
Use of Licensed Product's Trade Name.  Without Bayer's prior written consent, which consent may be withheld in Bayer's sole discretion, Licensor agrees not to use the Licensed Product's expected trade name in any Public Communication in any country of the Territory prior to the Licensed Product's obtainment of Marketing Approval in such country to the extent that such use is prohibited by applicable law.

12.6	Media Inquiries.
12.6.1
Each Party may make public statements regarding the terms of this Agreement in response to questions by the media, analysts, investors or those attending industry conferences or financial analyst calls so long as any such public statement is consistent with prior Public Communications or public statements consented to by the other Party pursuant to Section 12.1, and does not reveal any non-public information about the terms of this Agreement or the other Party.

12.6.2	All inquiries from members of the media related to the Development or Commercialization of the Licensed Product shall be directed to Bayer for handling.
12.7
Use of Name.  Except as specifically permitted by this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any Public Communication referring to the Licensed Product or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided that either Party may use the name of the other Party in any document filed with any Regulatory Authority or governmental authority to comply with legal or regulatory requirements.

SECTION 13
 REPRESENTATIONS, WARRANTIES
13.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:
(i)	It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation;
(ii)	It has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement;
(iii)	It is duly authorized to execute and deliver this Agreement, and the person or persons executing this Agreement on its behalf have been duly authorized to do so by all requisite corporate action; and
(iv)	This Agreement is legally binding upon it, enforceable in accordance with its terms.
13.2	Representations and Warranties by Licensor. Licensor hereby represents and warrants to Bayer that as of the Effective Date:
13.2.1	General.
(i)
The execution and delivery of this Agreement by Licensor, the performance of Licensor's obligations hereunder and the licenses and sublicenses granted by Licensor pursuant to this Agreement (A) do not conflict with or violate any requirement of any Laws existing as of the Effective Date and (B) do not conflict with, violate, breach or constitute a default under any contractual obligations of Licensor or any of its Affiliates existing as of the Effective Date;

(ii)
Licensor has provided Bayer with all material information relating to the Antibody to the extent relevant for the use under this Agreement (but excluding any information relating to Licensor's PSMA ADC product) in Licensor's possession or control including all information regarding ongoing Clinical Trials, efficacy, side effects, injury, toxicity or sensitivity, reaction and incidents or severity thereof;

(iii)
The documents delivered or made available by Licensor to Bayer in connection with the transaction contemplated by this Agreement taken as a whole, do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein not misleading; and Licensor has not, up through and including the Effective Date, withheld from Bayer any material information concerning the transaction contemplated by this Agreement.

(iv)	That in the course of developing the Licensed Product, Licensor has not conducted any Development activities (including any preclinical studies or Clinical Studies) in material violation of the Law;
(v)
Neither Licensor nor any employee of Licensor, or to Licensor's knowledge, subcontractor or employee of a subcontractor which has performed services with respect to the Licensed Product has been debarred by any Regulatory Authority (including the FDA pursuant to its authority under Sections 306(a) and (b) of FDC Act) or is the subject of any investigation or proceeding which may result in debarment by any Regulatory Authority.

13.2.2	Existing Agreements.
(i)	Licensor has provided to Bayer a true and complete copy of each Existing Agreement;
(ii)
The Existing Agreements constitute the only agreements Licensor or any Affiliate has entered into with respect to the Licensed Technology as applicable to the proposed use by Bayer pursuant to this Agreement;

(iii)	Each Existing Agreement is in full force and effect in accordance with its terms; Licensor has provided Bayer with true and complete copies of each Existing Agreement; and
(iv)
Each Existing Agreement is valid, binding and enforceable according to its terms; Licensor is not in breach of any Existing Agreement; and Licensor has not received any written notice of any continuing default, breach or violation under any Existing Agreement;

(v)	[***] is derived from the activities under and in strict accordance with the Abgenix Agreement and the Material Transfer Agreement referenced in Section 1.35 of the Abgenix Agreement.
13.2.3	Licensed Technology.
(i)
Exhibit 1.50 contains a correct and complete list of all Licensed Patent Rights other than the Abgenix Patents. As of the Effective Date all Licensed Patent Rights are maintained which means pending as a patent application or in full force as an issued patent. To Licensor's knowledge, all of the Licensed Patent Rights issued as of the Effective Date are valid;

(ii)
Licensor is the sole and exclusive owner of and/or Controls the right, title and interest in and to the rights to the Licensed Technology, and is entitled to grant the licenses specified herein. To Licensor's knowledge, such right, title and interest are not subject to any encumbrance, lien, restriction or claim of ownership by any Third Party;

(iii)	Licensor has not granted any right to any Third Party relating to the Licensed Technology which would conflict with the rights granted to Bayer hereunder;
(iv)
To Licensor's knowledge, (A) there is no actual infringement or threatened infringement of the Licensed Patent Rights, and (B) there are no judgments or settlements against, a Third Party relating to an infringement of the Licensed Patent Rights;

(v)
Licensor has not received written notice or other written communication from any Third Party claiming that the practice of the Licensed Technology infringes the patent rights or misappropriates other intellectual property rights of any Third Party, nor has Licensor received written notice or other written communication from any Third Party challenging Licensor's ownership of any of the Licensed Technology or making any adverse claim of ownership thereof or claiming that the Licensed Patent Rights are invalid or unenforceable;

(vi)
To Licensor's knowledge, (A) the Licensed Patent Rights are being equitably and diligently procured from the respective patent offices in accordance with all Laws, (B) the Licensed Patent Rights have been filed and prosecuted properly and correctly and (C) all applicable fees have been paid on or before the due date for payments;

(vii)	Licensor is not aware of any prior act or any fact which causes it to conclude that any Licensed Patent Right is invalid or unenforceable;
(viii)	To Licensor's knowledge, neither the Exploitation of the Licensed Products nor the use of any Licensed Technology infringes or conflicts with any Third Party Patent Right;
(ix)
Licensor does not own or license any Patents Rights not included in the Licensed Patent Rights which would be infringed by the Commercialization or Manufacture of any Licensed Product or the practice of any methods or processes covered by the Licensed Technology by Bayer or its Affiliates; and

(x)	Licensor has not entered into an agreement with any governmental authority and/or accepted funding from any governmental authority with respect to the Development of any Licensed Product.

13.3
Disclaimer of Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, COMMERCIALIZATION AND MANUFACTURE OF THE LICENSED PRODUCTS, OR THE OBTAINMENT OF MARKETING AUTHORIZATION OR PRICING APPROVAL IN ANY PARTICULAR COUNTRY, PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

SECTION 14
 ADDITIONAL COVENANTS
14.1	Existing Third Party Obligations.
14.1.1	During the term of this Agreement, Licensor shall:
(i)	keep Bayer reasonably informed of any material development pertaining to an Existing Agreement;
(ii)	except as otherwise set forth in Section 2.1.5 or 2.1.6, maintain each Existing Agreement in full force and effect;
(iii)	perform its obligations thereunder;
(iv)
subject to Bayer's obligations set forth in this Agreement, pay to the Upstream Licensor all license fee, maintenance fee, royalty, milestone, sublicensing revenue or similar payment obligations due pursuant to any Existing Agreement;

(v)	not terminate any Existing Agreement without the prior written consent of Bayer which consent shall not be unreasonably withheld or delayed; and
(vi)	not amend any Existing Agreement without the prior written consent of Bayer which consent shall not be unreasonably withheld or delayed.
14.1.2
With respect to any breach or default under any Existing Agreement that if uncured would enable the other party(ies) to such Existing Agreement to render non-exclusive or terminate the licenses granted to Licensor thereunder (whether or not Licensor is notified of the existence of such breach or default), Licensor shall:

(i)	give prompt written notice thereof to Bayer;
(ii)
cure such breach or default within ten (10) Business Days of the date of the notice described in (i) above (or such shorter period of time as may be required pursuant to the applicable Existing Agreement); and

(iii)	provide Bayer with written confirmation thereof.
In the event that Licensor is unable to cure such breach or default within this required time period, Licensor shall provide Bayer with immediate written notice thereof and permit Bayer, in its sole discretion, to cure such breach or default within the relevant cure period on behalf of Licensor, if possible. All out-of-pocket sums expended by Bayer in the exercise of its rights under this section, and concomitant interest (at the rate set forth in Section 8.4.5) accruing shall be deducted by Bayer from any future sums due from Bayer to Licensor pursuant to this Agreement.
14.2
Bayer Activities.  Subject in all events to Bayer's obligations set forth in Section 5.1.2, nothing in this Agreement shall be interpreted as prohibiting a Bayer Party from, independently or with a Third Party, directly or indirectly, including through any ownership interest, funding or conducting any activity that has as its goal or intent discovering, identifying or Exploiting a product competing with a Licensed Product.

14.3	No Transfer of Rights. During the term of this Agreement, Licensor shall not:
(i)	except in connection with a Change of Control of Licensor, transfer any of the Licensed Technology to any Third Party; or
(ii)	grant any right to any Third Party relating to the Licensed Technology which would conflict with the rights granted to Bayer hereunder.
SECTION 15
 INDEMNIFICATION, LIABILITY, INSURANCE
15.1
Indemnification by Bayer.  Bayer shall defend, indemnify and hold harmless Licensor, its Affiliates and their respective directors, officers, and employees (the "Licensor Indemnified Parties") from and against all claims, demands, liabilities, damages, penalties, fines, costs and expenses, including reasonable attorneys' and expert fees and costs, and costs or amounts paid to settle (collectively, "Losses"), arising from or occurring as a result of a Third Party's claim (including any Third Party product liability or infringement claim), action, suit, judgment or settlement to the extent such Losses are due to or based upon, or arising as a result of:

(i)
the Development, Commercialization or Manufacture of the Licensed Product (including any claim by a Third Party that any Licensed Product made, used or sold by or on behalf of any Bayer Party infringes the patent rights of such Third Party (except in so far as such claim gives rise to an indemnification obligation of Licensor under Section 15.2(ii) hereof for breach of representation or warranty) and including any Licensor indemnity obligation described in any of the Existing Agreements); or

(ii)	negligence, intentional wrongful acts or omissions or violations of Law or regulation by a Bayer Party or their respective directors, officers or employees in connection with the Licensed Product; or

(iii)	breach by Bayer, its Affiliates or their respective directors, officers or employees of the terms of, or the inaccuracy of, any representation or warranty made by it in this Agreement, except, in each case, to the extent that the respective Loss has been caused through the negligence or willful misconduct of Licensor or its Affiliate.
15.2
Indemnification by Licensor.  Licensor shall defend, indemnify and hold harmless each Bayer Party and their respective directors, officers, and employees (the "Bayer Indemnified Parties") from and against all Losses arising from or occurring as a result of a Third Party's claim (including any Third Party product liability or infringement claim), action, suit, judgment or settlement to the extent such Losses are due to or based upon:

(i)
the negligence, intentional wrongful acts or omissions or violations of Law or regulation by or of Licensor, its Affiliates, or their respective directors, officers or employees in connection with the Licensed Product; or

(ii)	the breach by Licensor, its Affiliates, or their respective directors, officers or employees of the terms of, or the inaccuracy of any representation or warranty made by it in this Agreement, except, in each case, to the extent that the respective Loss has been caused through the negligence or willful misconduct of a Bayer Party.
15.3	Claims for Indemnification.
15.3.1
A person entitled to indemnification under Section 15.1 or 15.2 (an "Indemnified Party") shall give prompt written notification to the person from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party.

15.3.2
Within thirty (30) days after receipt of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel of its choice. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

15.3.3	The Party not controlling such defense may participate therein at its own expense.
15.3.4
The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith reasonable recommendations made by the other Party with respect thereto.

15.3.5
If the Indemnifying Party chooses to defend or prosecute any Third Party claim, the Indemnified Party that is a Party to this Agreement shall, and shall cause each of its Affiliates and each of their respective directors, officers, employees and agents to reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party claim, and making the Indemnified Party, its Affiliates and its and their respective directors, officers, employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.

15.3.6
The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

15.4
Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE OR OBLIGATED TO THE OTHER PARTY OR ITS AFFILIATE IN ANY MANNER FOR ANY SPECIAL, NON-COMPENSATORY, CONSEQUENTIAL, INDIRECT, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING LOST PROFITS AND LOST REVENUE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF INFORMED OF OR AWARE OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE, PROVIDED THAT THIS LIMITATION OF LIABILITY SHALL NOT APPLY (I) TO THE EXTENT THAT IT WOULD BE INVALID BY LAW, (II) FOR A MATERIAL BREACH OF SECTION 11 (CONFIDENTIALITY) AND/OR (III) TO THE EXTENT SUCH LIABILITY CONSTITUTES A "LOSS" IN CONNECTION WITH SECTIONS 15.1, 15.2 AND 15.3 (INDEMNIFICATION).

15.5	Insurance.
15.5.1
Subject to subsection 15.5.2 below, each Party, at its own expense, shall use commercially reasonable efforts to obtain and maintain product liability insurance during the term of this Agreement for claims related to bodily injury or death caused by the Licensed Product.

15.5.2
In lieu of the insurance coverage described in the preceding subsection, Bayer shall have the right to undertake a program of self-insurance to cover its obligations hereunder, with financial protection comparable to that arranged by it for its own protection with regard to other products in its portfolio.

SECTION 16
 COMPLIANCE WITH LAWS
16.1
Both Bayer and Licensor shall perform, and shall procure that their respective Affiliates and Sublicensees perform, their obligations under this Agreement in accordance with the Law (including, without limitation, any export laws). No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Law.

16.2
Licensor shall promptly notify Bayer in the event that Licensor or any employee of Licensor, or any subcontractor of Licensor or employee of a subcontractor performing services with respect to Licensor's obligations pursuant to this Agreement, is debarred by any Regulatory Authority (including the FDA pursuant to its authority under Sections 306(a) and (b) of the FDC Act) or becomes the subject of any investigation or proceeding which may result in debarment by any Regulatory Authority.

SECTION 17
 TERM AND TERMINATION
17.1
Term.  This Agreement shall commence on the Effective Date and shall end, on a country-by-country basis upon the earlier of (i) expiration of the Royalty Term applicable to such country and expiration of the applicable royalty terms under all Existing Agreements in such country, or (ii) any termination of this Agreement or parts thereof in accordance with Section 17.2 below.

17.2	Termination.
17.2.1
Termination by Bayer.  Bayer shall have the right to terminate this Agreement in whole or on a Licensed Product-by-Licensed Product and country-by-country basis at any time after the Effective Date on ninety (90) days' prior written notice to Licensor.

17.2.2
Termination for Breach.  Either Party shall be entitled to terminate this Agreement by written notice to the other with immediate effect if the other Party materially breaches any of its material obligations under this Agreement and, if such breach is curable within a ninety (90) day period, fails to cure such breach within ninety (90) days following its receipt of written notice thereof from the terminating Party.

17.2.3
Termination for Insolvency.  To the extent permitted by Law, either Party may terminate this Agreement by written notice to the other with immediate effect if the other Party becomes insolvent, is compelled to file bankruptcy or is determined otherwise imminently subject to control by a bankruptcy trustee or its equivalent pursuant to the Laws of the jurisdiction in which such Party is doing business.

17.3	Effect of Termination or Expiration of Agreement.
17.3.1	In case of any termination or expiration of this Agreement, all rights and obligations of the Parties shall cease immediately, unless otherwise indicated in this Agreement.
17.3.2
Expiration or termination of this Agreement shall not relieve the Parties of any obligation accrued prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement nor prejudice any Party's right to obtain performance of any obligation.

17.3.3
Upon termination or expiration of this Agreement, upon the request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or destroy the Disclosing Party's Confidential Information, including all copies thereof, except to the extent that retention of such Confidential Information is reasonably necessary for the Receiving Party to Exploit any continuing rights it may have and/or to fulfill its obligations contemplated herein, including its obligations of non-disclosure and non-use hereunder. The return and/or destruction of such Confidential Information as provided above shall not relieve the Receiving Party of its obligations under this Agreement. The provisions of this section shall not apply to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup and to Confidential Information or copies thereof which must be stored by the Receiving Party according to provisions of Law.

17.3.4	Without limiting any of the other provisions of this Agreement, upon termination of this Agreement for any reason Bayer shall destroy or return to Licensor, at Licensor's option, any remaining Materials and Antibody (and will destroy any derivatives thereof) at the effective date of the termination and shall no longer have any right under this Agreement to use or access the Materials and Antibody (including any sequence with respect thereto).
17.4
Additional Effects of Expiration.  Upon expiration of this Agreement in a particular country pursuant to Section 17.1, Bayer shall have an exclusive fully paid-up, perpetual, irrevocable, license (including the right to grant sublicenses without the conditions set forth in Section 2.2) in the Field in such country under the Licensed Technology to Exploit the Licensed Product(s).

17.5
Additional Effects of Termination by Bayer Pursuant to Section 17.2.1.  In the event that this Agreement is terminated by Bayer pursuant to Section 17.2.1 (i) not earlier than at the D3 Decision or (ii) because Bayer determines in good faith that development of a Licensed Product is not scientifically or technically feasible, then the license granted pursuant to Section 2.1.1 shall survive the termination solely with regard to Licensor Know-How other than Antibody Know How for a period of [***] following such termination; provided that such license shall be solely for the internal research purposes of Bayer (including, research with a Third Party collaborator with whom Bayer undertakes joint research and which is under written obligations of confidentiality and non-use that are at least as restrictive as the provisions set forth in this Agreement). As used herein, "Antibody Know How" means any Know How directly and specifically related to the Antibody (including, to the extent not yet publicly disclosed, the Antibody sequence), but shall not include any Know How related to a Conjugated Antibody, except to the extent such Know-How is directly and specifically related to the Antibody. For the avoidance of doubt, the license granted pursuant to Section 2.1.1 shall not and does not include any license or other right of Bayer or any Third Party to, directly or indirectly, access, exploit or otherwise use the Licensed Know How to develop, make, have made, market or sell a product or service containing the Antibody.

17.6	Effect of Termination by Bayer Pursuant to Section 17.2.3 (Licensor's Insolvency).
In the event that this Agreement is terminated by Bayer pursuant to Section 17.2.3:
17.6.1
All licensed granted under this Agreement shall be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code as it may be amended from time to time (the "U.S. Bankruptcy Code"). The Parties agree that Bayer may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

17.6.2
The Parties agree that Bayer, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other Law outside the United States that provide similar protection for intellectual property rights. Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) grants to Bayer and its Affiliates a right to obtain possession of and to benefit from a complete duplicate of (or complete access to, as appropriate) any Licensed Technology and all embodiments of the Licensed Technology held by Licensor or such successors and assigns, or otherwise available to them, which, if not already in Bayer's possession, shall be promptly delivered to Bayer upon Bayer's written request. Embodiments of Licensed Technology includes all tangible, electronic or other embodiments of rights and licenses hereunder, including all Licensed Products, all Regulatory Documentation and rights of reference therein, and all Licensed Know How. Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) shall not interfere with the exercise by Bayer or its Affiliates of rights and licenses to Licensed Technology and embodiments of Licensed Technology licensed hereunder in accordance with this Agreement and agrees to assist Bayer and its Affiliates to obtain the Licensed Technology and embodiments of Licensed Technology in the possession or control of Third Parties as reasonably necessary or desirable for Bayer or its Affiliates to exercise such rights and licenses in accordance with this Agreement. Whenever Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) provides to Bayer, pursuant to this section, any of the Licensed Technology and embodiments of Licensed Technology in accordance with this Agreement, Bayer shall have the right to perform the obligations of Licensor hereunder with respect to such Licensed Technology and embodiments of Licensed Technology, but neither such provision nor such performance by Bayer shall release Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) from liability resulting from any rejection of the license or the failure to perform such obligations set forth in this Agreement.

17.7	Survival. The provisions of Sections 1, 8, 9, 10.1, 10.2, 11, 12, 15, 17, 19 and 20 shall survive any termination or expiration of this Agreement, subject to any time limitations set forth therein.
SECTION 18
 FORCE MAJEURE
18.1
Force Majeure.  Neither Party shall be responsible or liable to the other Party for any failure to perform any of its obligations hereunder, if such failure results from circumstances beyond the control of such Party, including requisition by any governmental authority, the effect of any statute, ordinance or governmental order or regulation, wars, strikes, lockouts, riots, epidemic, disease, an act of God, civil commotion, fire, earthquake, storm, failure of public utilities, common carriers or supplies, or any other circumstances, whether or not similar to the above causes and whether or not foreseeable ("Force Majeure"). The Parties shall use their commercially reasonable efforts to avoid or remove any such cause and shall resume performance under this Agreement as soon as feasible whenever such cause is removed; provided that the foregoing shall not be construed to require either Party to settle any dispute with any Third Party, to commence, continue or settle any litigation, or to incur any unusual or extraordinary expenses.

18.2
Prompt Notification.  The Party affected by the Force Majeure event shall upon its occurrence promptly give written notice to the other Party specifying the nature of the event and its anticipated duration.

SECTION 19
 DISPUTE RESOLUTION
19.1
Dispute Resolution.  If a dispute arises out of or in relation to this Agreement, or the breach, termination or invalidity thereof, each Party shall notify the other Party of the dispute and the issue shall be referred to the Chief Executive Officer of Licensor and Bayer's Head of Global Drug Discovery who shall meet within thirty (30) days (in person, by means of telephone conference, videoconference or other means of communications) and attempt in good faith to resolve such issue (subject only to, in the case of Licensor, approval of its board of directors or, in the case of Bayer, approval of the applicable management board, if required). All such discussions shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. Notwithstanding the foregoing, if such executives cannot resolve such matter within thirty (30) days of the date such matter is first referred to them, then, either Party may pursue the remedies set forth in Section 19.2.

19.2
Arbitration.  Any dispute which cannot be resolved pursuant to Section 19.1 above, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a panel of three arbitrators appointed in accordance with said Rules, save that the third arbitrator, who will act as president of the arbitral tribunal, shall not be appointed by the International Court of Arbitration, but by the two arbitrators which have been appointed by either of the Parties in accordance with Article 12 para 4 of said Rules. The place of arbitration shall be New York, New York and the language to be used in any such proceeding (and for all testimony, evidence and written documentation) shall be English. The IBA Rules on the Taking of Evidence in International Arbitration shall apply on any evidence to be taken up in the arbitration.

19.3
Disputes Related to Patent Rights.  Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the validity and enforceability of any Patent Rights ("Patent Matters") shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of such country, with a jury trial being however excluded.  If such dispute involves both Patent Matters and other matters, the arbitrators will have the right to stay the arbitration until determination of Patent Matters material to the resolution of the dispute as to the other matters is resolved.

19.4
Injunctive Relief.  Nothing contained in this Agreement shall deny either Party the right to seek injunctive relief, equitable relief, interim or provisional relief including a temporary restraining order, specific performance, preliminary or permanent injunction or other interim equitable relief from a court of competent jurisdiction in the context of a breach or threatened breach of any provision of this Agreement, bona fide emergency or prospective irreparable harm, or as reasonable and necessary to protect its legitimate interests. Such an action may be filed and maintained, notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding concerning a dispute if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

SECTION 20
 GENERAL PROVISIONS
20.1	Interpretation.
20.1.1
The headings of sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

20.1.2	All references in this Agreement to the singular shall include the plural where applicable.
20.1.3	The use of any gender is applicable to all genders.
20.1.4
Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.

20.1.5	Any list or examples following the word "including" shall be interpreted without prejudice to the generality of the preceding words.
20.1.6	All references to days or years in this Agreement shall mean calendar days or years, as the case may be, unless otherwise specified.
20.1.7
This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

20.2
Applicable Law.  This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the Laws of the State of New York, excluding its conflict of laws provisions.

20.3
Notices.  Any notice required or permitted to be given under this Agreement by one Party to the other shall be in writing and delivered via an internationally recognized courier service with acknowledgement of receipt, and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to Bayer:                                                                                                              Bayer AS
P.O. BOX 193
1325 LYSAKER
NORWAY
Attention: Managing Director

With a copy to:                                                                                                Bayer AS
P.O.BOX 193
1325 LYSAKER
NORWAY
Attention: LPC

And

Bayer Pharma AG
Legal Department
Müllerstrasse 178
13353 Berlin
Germany

If to Licensor:                                                                                                   PSMA Development Company LLC
777 Old Saw Mill River Road
Tarrytown, NY 10591
USA
Attention: President

With a copy to:                                                                                                 Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591
USA
Attention: General Counsel
20.4	Assignment.
20.4.1
Except as otherwise expressly provided under this Agreement, neither Party may assign or otherwise transfer this Agreement or any right or obligation hereunder without the express prior written consent of the other Party; provided that:

(i)	in the event of a Change of Control of a Party, then such Party may effect such an assignment or transfer to such acquiring Third Party without the consent of the other Party, and

(ii)
Bayer shall be permitted to effect such an assignment or transfer to any of its Affiliates, without the consent of the other Party but in the event of any such assignment or transfer (a) Bayer shall provide prompt written notice to Licensor, (b) such Affiliate shall agree in writing to be bound by the terms of this Agreement and (c) Bayer shall remain fully responsible for the performance of all of its obligations hereunder.

20.4.2	Any purported assignment or transfer in violation of this section shall be null and void.
20.4.3	Subject to the foregoing provisions of this section, this Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.
20.5
Severability.  If any provision of this Agreement shall be found to be invalid or otherwise unenforceable in whole or in part, the validity or enforceability of the remainder of this Agreement shall not be affected. Furthermore, the Parties agree that the invalid portion of an unenforceable provision or part thereof shall be superseded by an adequate provision that, to the legally permitted extent, comes closest to what the Parties would have desired at the time of conclusion of this Agreement had they considered the issue concerned.

20.6
Affiliates.  Each Party may perform, at such Party's exclusive option, its obligations hereunder personally or through one or more Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly. The Party so acting through its Affiliate(s) shall remain liable for the due fulfillment of its obligations by, and for any breach, act or omission of, such Affiliate(s).

20.7
Independent Contractors.  Nothing in this Agreement shall create, or be deemed to create, a partnership, joint venture or the relationship of principal and agent or employer and employee between the Parties. Neither Party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of the other Party or otherwise bind or oblige the other Party hereto. Each Party agrees to perform under this Agreement solely as independent contractor.

20.8
Waiver.  Any term or condition of this Agreement may be waived only by a written instrument executed by the Party waiving the benefit of a right hereunder. The waiver by a Party of any right hereunder shall not be deemed a continuing waiver of such right or of another right hereunder, whether of a similar nature or otherwise.

20.9	Amendments. This Agreement (including the attached exhibit(s)) shall not be amended or otherwise modified without a written document signed by the duly authorized representative(s) of each Party.

20.10
Entire Agreement.  This Agreement (including the attached exhibit(s)) and the Material Transfer Agreement between the Parties dated April 30, 2015, as amended, (the "MTA") contain the entire understanding of the Parties with respect to the subject matter hereof and supersede any prior confidentiality agreement between the Parties. This Agreement constitutes the license agreement referred to in Section 5 (Option) of the MTA. All other express or implied representations, agreements and understandings with respect to the subject matter hereof, either oral or written, heretofore made are expressly superseded by this Agreement.

20.11
Priorities.  In the event of any ambiguity, doubt or conflict emerging herein, the terms and conditions of this Agreement shall take precedence over the terms and conditions of any exhibit, unless the latter makes an explicit reference to the provision of this Agreement that shall be amended.

20.12
Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

20.13
Counterparts; Electronic Delivery.  This Agreement may be executed in counterparts, each and every one of which shall be deemed an original and all of which together shall constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail. Facsimile or PDF signatures of authorized signatories of the Parties shall be deemed to be original signatures, shall be valid and binding upon the Parties, and, upon delivery, shall constitute due execution of this Agreement, provided that such electronic signing and delivery is confirmed in a written paper copy signed by and delivered to each Party promptly following electronic signing and delivery.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the
 Effective Date.
Oslo	Tarrytown, NY

Bayer AS	PSMA Development Company LLC

By: /s/ Thomas Ramdahl	By: /s/ Mark R. Baker

Name: Thomas Ramdahl	Name: Mark R. Baker

Title: Managing Director	Title: CEO
Bayer AS (Norway)

By: /s/ Alan S. Cuthbertson	By:

Name: Alan Cuthbertson	Name:

Title: Head of Thorium Conjugate Research	Title: